UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LAWSON SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAWSON SOFTWARE, INC.
380 St. Peter Street
St. Paul, Minnesota 55102-1302

September 7, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Lawson Software, Inc. to be held at Lawson’s Corporate Headquarters, Second Floor, Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, commencing at 10:00 a.m. Central Time on Thursday, October 18, 2007.

The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. During the meeting, time will be provided for a review of the activities of the past year and items of general interest about Lawson.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the meeting. To listen to the meeting via webcast, go to Lawson’s web site at www.lawson.com/investor and follow the webcast link at the top of that page. Please plan to be at the web site at least 15 minutes prior to the meeting so that you have sufficient time to register and to download and install any necessary software.

Whether or not you plan to attend the meeting, we urge you to vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope as promptly as possible. You also may vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) the day prior to the annual meeting. If you do attend the meeting, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Harry Debes,
President and Chief Executive Officer

The date of this proxy statement is September 7, 2007 and it is first being mailed to Lawson’s stockholders on or about September 13, 2007.

LAWSON SOFTWARE, INC.
380 St. Peter Street
St. Paul, Minnesota 55102-1302

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m., Central Time, on Thursday, October 18, 2007
Place:	Lawson’s Corporate Headquarters Second Floor, Hiawatha & Superior Meeting Rooms 380 St. Peter Street St. Paul, Minnesota 55102-1302
Items of Business:	1.	To elect nine directors to serve on our Board of Directors for the fiscal year ending May 31, 2008 and until their successors are elected or appointed.
	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2008.
	3.	To transact such other business as may properly come before the meeting.
First Mailing Date:	We anticipate mailing the proxy statement on or about September 13, 2007.
Record Date:	You may vote if you were a stockholder of record of Lawson Software, Inc. as of the close of business on August 30, 2007.
Proxy Voting:

Your vote is important to ensure a quorum at the meeting. Regardless of the number of shares you own and whether you expect to be present at the meeting, we urge you to vote using one of the methods listed below:

		1.	Attending the meeting and voting in person
		2.	By visiting the Internet location listed on the proxy card;
		3.	By calling (within the U.S. or Canada) the toll-free telephone number listed on the proxy card; or
		4.	By marking, dating, signing and returning the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) the day prior to the annual meeting. You may revoke your proxy at any time prior to the annual meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

As a convenience to stockholders unable to attend the annual meeting in person, we also will be webcasting the event. To listen to the meeting via webcast, go to our website at www.lawson.com/investor and follow the webcast link at the top of the page. Please plan to be at our web site at least 15 minutes prior to the meeting so that you will have sufficient time to register and to download and install any necessary software. Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three other ways outlined above.

By Order of the Board of Directors

St. Paul, Minnesota	Bruce B. McPheeters
September 7, 2007	Corporate Secretary

i

ii

LAWSON SOFTWARE, INC.
380 St. Peter Street
St. Paul, Minnesota 55102-1302

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS—OCTOBER 18, 2007

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Lawson Software, Inc. (“Lawson,” “we,” “us,” or “our”) Board of Directors (the “Board”) to be voted at our 2007 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, October 18, 2007, at 10:00 a.m., Central Time, at Lawson’s Corporate Headquarters, Second Floor, Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, or at any postponement or adjournment of the Meeting. The mailing of proxy materials to stockholders will commence on or about September 13, 2007.

Background

What is the purpose of the Meeting?

At the Meeting, stockholders will vote on the items of business outlined in the Notice of 2007 Annual Meeting of Stockholders, included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from stockholders.

Why am I receiving this proxy statement and a proxy card?

You are receiving this proxy statement and a proxy card because you were a stockholder of record as of August 30, 2007, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a stockholder of record of Lawson as of August 30, 2007, the record date for the Meeting. If your shares are held in “street name” (that is, through a bank, broker or other nominee), you will receive instructions from the stockholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established August 30, 2007, as the record date for the Meeting.

How many shares of Lawson common stock are outstanding?

As of August 30, 2007, there were 178,065,981 shares of Lawson common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

•       The election of nine directors for the fiscal year ending May 31, 2008 and until their successors are elected or appointed;

•       The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2008; and

•       Such other business as may properly come before the Meeting.

How do I vote?

If you are a stockholder of record (that is, if your shares are owned in your name and not in “street name”), you may vote:

•       By attending the Meeting and voting in person;

•       By visiting the Internet location specified on your proxy card;

•       By calling (within the U.S. or Canada) the toll-free telephone number listed on your proxy card; or

•       By marking, dating, signing and returning the enclosed proxy card.

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on Wednesday, October 17, 2007. After that time, Internet and telephone voting will not be permitted, and a stockholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

“Street name” stockholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds their shares of record.

How are my voting instructions carried out?

Proxies in the accompanying form, which are properly executed, duly returned and not revoked, will be voted in the manner specified. If a proxy is properly executed but does not specify any or all choices on it, the proxy will be voted as follows:

•       In favor of the election of the nine nominees for director as described in this proxy statement;

•       In favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Lawson; and,

•       In the discretion of the persons named in the proxy, as to such other matters as may be properly come before the meeting and as to which we did not have knowledge prior to May 11, 2007.

How many votes do I have?

You have one vote for each share of our common stock you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

•       Vote via the Internet or by telephone;

•       Properly submit a proxy card (even if you do not provide voting instructions); or

•       Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Bylaws, each item of business to be voted on at the Meeting requires the affirmative vote by the holders of a majority of the shares of our common stock present at the Meeting and entitled to vote. The election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm are considered “routine” matters under the National Association of Securities Dealers Automated Quotation system (“NASDAQ”) rules. The NASDAQ rules allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions.

If your brokerage firm votes your shares on routine matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

•       Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

•       Voting in person at the Meeting; or

•       Providing written notice to our Corporate Secretary at our principal office.

Where can I find the voting results of the Meeting?

Lawson will announce the preliminary voting results at the Meeting. We will publish the final voting results in our Quarterly Report on Form 10-Q for our second fiscal quarter ending November 30, 2007. Our Quarterly Report on Form 10-Q is required to be filed with the Securities and Exchange Commission, referred to as the SEC, within 40 days after the end of our fiscal quarter.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of stockholders forward proxy materials and annual reports to the beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but directors, officers and other employees of Lawson may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Directors and employees of Lawson do not receive additional compensation for soliciting stockholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of stockholders for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of our common stock in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc.

Additional Information

Where can I find additional information about Lawson?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Lawson. You can also find additional information about Lawson on our website at www.lawson.com.

CORPORATE GOVERNANCE AT LAWSON

Our Board is elected by our stockholders to oversee our business and affairs. The Board monitors and evaluates our business performance through regular communication with our chief executive officer and by holding Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. We have adopted the Lawson Code of Conduct which is applicable to our employees and members of our Board of Directors. The Board has also adopted our Corporate Governance Policy which governs the functions, structure, committee membership and conduct of the Board and its Audit, Compensation and Corporate Governance Committees. The Lawson Code of Conduct and our Corporate Governance Policy are each posted on our website at www.lawson.com/investor—select the “Corporate Governance” link. A paper copy of each is available to stockholders free of charge upon request to our Corporate Secretary.

Director Independence

We adhere to the director independence requirements under our Corporate Governance Policy and under applicable SEC and NASDAQ corporate governance rules. For a director to be considered independent under NASDAQ rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In addition, NASDAQ Rule 4200 (a) (15) provides that a director may not be deemed independent if the director or director nominee:

—has:

•       Been employed by us or any of our affiliates for the current year or any of the past three years;

•       Accepted, or who has a family member who accepted, any compensation from us or any of our affiliates in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: compensation for board service, compensation to a family member who is an employee (other than an executive officer) of us, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

—is:

•       A director who is a family member of an individual who is, or has been in any of the past three years, employed by us or any of our affiliates as an executive officer;

•       A director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments in the current or in any of the past three fiscal years (other than those arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceeds 5% of our consolidated gross revenues for that year, or $200,000, whichever is more;

•       A director who is, or has a family member who is, employed as an executive of another entity where at any time during the past three years any of our executive officers serve on the compensation committee of such other entity; or

•       A director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

Under these director independence standards, the Board has determined that Messrs. Chang, Gyenes, Hubers, Rocca, Wadhwani and Wahl are each independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors. The Board also reviewed the relationships between Lawson and companies with which our directors are affiliated and determined that the relationships with those companies do not impair the directors’ independence.

Certain Transactions

Our Corporate Governance Policy and our Code of Conduct each require that the Audit Committee and disinterested directors review and approve all business transactions between Lawson and its related persons, including directors, executive officers, 5% stockholders and their immediate family members or affiliates. The Board has delegated to our Audit Committee the authority to review potential or existing related party transactions. The Audit Committee will only approve or ratify those transactions that are determined to be consistent with the best interests of Lawson and its stockholders, and that comply with applicable policies, our Code of Conduct and legal restrictions. Since May 31, 2006, the Audit Committee and disinterested directors approved the following related party transactions:

Effective April 27, 2007, one of our subsidiaries, Lawson International AB, entered into a two-year non-exclusive reseller agreement (referred to as the Non-Exclusive India Reseller Agreement) with Symphony Service Corp. (India) Pvt Ltd (referred to as Symphony Services India) for the territory of India. Symphony Services India is an affiliate of Symphony Technology Group II GP, LLC, a holder of over 5% of our outstanding common stock. Under that agreement, Symphony Services India may distribute, sublicense and service our products to customers of Symphony Services India in India, in consideration of payment of the applicable reseller fees to us. This agreement replaces an exclusive reseller agreement for India that was signed in 1998 between Intentia International AB and Intentia South Asia Pct. Ltd. India, referred to as Intentia India, and assigned by Intentia India to Symphony Services India in March 2005. Romesh Wadhwani is a member of our Board and is a principal stockholder of Symphony Services India and Lawson (indirectly through other companies affiliated with Symphony Services India). The Non-Exclusive India Reseller Agreement is based on the standard form of non-exclusive reseller agreement used by us with non-affiliated resellers. The Non-Exclusive India Reseller Agreement was approved by our management, the Audit Committee, and by our Board (with Mr. Wadhwani abstaining), because it was determined that the new agreement (i) eliminated exclusivity and is for a shorter term than the former agreement, (ii) reflects Lawson’s current standard terms for non-affiliated resellers and (iii) does not represent a conflict of interest. We believe that the terms of the Non-Exclusive India Reseller Agreement are no less favorable to Lawson than the terms of other reseller agreements entered into by Lawson with unaffiliated resellers. During fiscal 2007, we paid Symphony Services India $0.2 million for services under the agreement.

On July 31, 2007, we repurchased 1,142,857 shares of our common stock from Lawson Family Investment Company, Ltd. (LFIC), an entity affiliated with H. Richard Lawson, a founder, co-chairman and a director of the Company. We agreed to pay LFIC $10,514,284, or $9.20 per share. The purchase price per share was equal to the same net discount price per share agreed to between LFIC and Lehman Brothers on July 31, 2007 for the separate sale of 857,143 shares of the Company’s common stock by LFIC to Lehman Brothers pursuant to Rule 144 under the Securities Act of 1933. On July 31, 2007, we also repurchased 2,857,143 shares of our common stock from Symphony Technology Group and its affiliates (STG). STG is a principal stockholder of the Company. Dr. Romesh Wadhwani is co-chairman and a director of the Company, and the founder and managing partner of Symphony Technology Group. We agreed to pay STG $26,285,716, or $9.20 per share. The purchase price per share was equal to the same net discount price per share agreed to between STG and Lehman Brothers on July 31, 2007 for the separate sale of 2,142,857 shares of our common stock by STG to Lehman Brothers pursuant to Rule 144 under the Securities Act of 1933. The repurchase of 1,142,857 shares from LFIC and the repurchase of 2,857,143 shares from STG were approved by all of our directors who had no personal financial interest in the transactions, and the repurchases were each part of our $200 million board-authorized stock buyback program that we previously announced.

Board Performance and Operations

Board meetings and background materials sent to directors in advance of meetings focus on our key strategic, leadership and performance issues.

•       Each year, the Board has formal reviews and discussions of our annual and longer-term strategic business plans and management development and succession plans, including an assessment of senior executives and their potential as successor to the chief executive officer.

•       Focused discussions of individual businesses and key issues are held throughout the year, and an extended off-site session is held annually for in-depth reviews of key strategic matters. The Board also regularly reviews our performance compared to our competitive peer companies.

•       The Board and its committees may engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues. Directors also have full access to officers and employees.

•       Committee responsibilities are detailed in their charters, and reports of committee meetings are given to the full Board, which acts on their recommendations, as appropriate.

Our two co-chairs alternate chairing each quarterly Board meeting. The agenda and topics for Board and committee meetings are developed through discussions between management and Board members. Information and data that are important to the issues to be considered are distributed in advance of each meeting.

Non-employee directors have the opportunity to meet in executive session without management directors present at each Board meeting. At the start of each executive session of the Board, the non-employee directors select a chair to preside at that executive session.

The Corporate Governance Committee has responsibility for corporate governance and Board organization and procedures. The Corporate Governance Committee actively monitors and discusses evolving corporate governance trends. It reviews our corporate governance practices in light of those trends and implements those practices that it determines are in the best interests of Lawson and consistent with our commitment to good corporate governance practices.

A formal Board evaluation covering Board operations and performance, with an evaluation from each Board member, is conducted annually to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation and reviews the results of that evaluation with the full Board.

Our Corporate Governance Committee oversees the orientation of new directors and the continuing education of our directors. Director orientation familiarizes directors with our Corporate Governance Policy, committee charters, strategic plan, financial and business risks, compliance and internal controls, principal officers and our independent registered public accounting firm. At its regular quarterly meeting in January 2008, the Board plans to devote a full day to continuing education with participation by outside consultants.

The Board expects all directors, officers and employees to act with the highest standards of integrity and adhere to our policies and Code of Conduct. Directors also are required to follow our Code of Conduct.

Board Committees and Their Functions

Our Board has established a standing Audit Committee, Compensation Committee and Corporate Governance Committee.

Audit Committee

Members:

Three independent, non-employee directors:
Michael A. Rocca (Chair), Steven C. Chang and Peter Gyenes
Each member also meets the independence standards for audit committee membership under applicable SEC rules and the NASDAQ listing standards.

Number of meetings in fiscal 2007:	14
Functions:	• Monitor the integrity of Lawson’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance.

•  Select and appoint Lawson’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to Lawson by Lawson’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

• Monitor the independence and performance of Lawson’s independent auditors and internal auditing function.

•  Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by Lawson’s employees, regarding accounting, internal controls or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

Charter:

A copy of the Audit Committee charter may be found on our website at www.lawson.com/investor under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary. A copy is also filed as Appendix A to this proxy statement.

Self-evaluation:	The Audit Committee conducted an evaluation of its performance in fiscal 2007 and reviewed that evaluation with the Board.
Financial Experts:	The Board of Directors has unanimously determined that Michael A. Rocca and Peter Gyenes qualify as “audit committee financial experts” within the meaning of the applicable SEC regulations.

Compensation Committee

Members:	Three independent, non-employee directors: David R. Hubers (Chair), Dr. Romesh Wadhwani and Paul Wahl
Number of meetings in fiscal 2007:	6

Functions:	• Review and approve Lawson’s compensation philosophy for the executive officers.
• Review and approve Lawson’s compensation programs, plans and awards for the executive officers.
• Administer Lawson’s stock-based plans, including delegation of authority to the chief executive officer in compliance with Section 16 under the U.S. Securities Exchange Act.
• Issue an annual report on executive officer compensation in accordance with the rules and regulations of the Securities and Exchange Commission for inclusion in Lawson’s proxy statement.
• Recommend levels of Director compensation to the Board.
• Provide oversight on market and industry trends and regulatory matters affecting executive compensation.
• Oversee succession planning for the chief executive officer, and review with the chief executive officer succession planning for other executive officers.
Charter:

A copy of the Compensation Committee charter may be found on our website at www.lawson.com/investor under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Self- evaluation:	The Compensation Committee conducted an evaluation of its performance in fiscal 2007 and reviewed that evaluation with the Board.

Corporate Governance Committee

Members:	Three independent, non-employee directors: Dr. Romesh Wadhwani (Chair), David R. Hubers and Paul Wahl
Number of meetings in fiscal 2007:	3
Functions:	• Establish criteria for selecting new directors (considering goals for Board composition and individual qualifications) and evaluate potential candidates in accordance with established criteria.

•  Recommend to the Board a slate of director nominees to be presented by the Board to the stockholders at each annual meeting of stockholders (and one or more nominees for vacancies on the Board that occur between annual meetings of stockholders).

• Review and recommend organization of the Board and its committees, including size and composition of the Board, and the Chair or Co-Chairs of the Board.
• Recommend to the Board qualified chairs and nominees for membership on committees of the Board.

•  Review and recommend Company policies relating to the recruitment and retention of directors, including director and officer liability insurance coverage and indemnification Bylaws; review and recommend retirement/term limit policies for members of the Board.

•  Oversee the annual evaluation of the Board, and review overall effectiveness of the organization of the Board and its committees and other matters related to corporate governance and the effectiveness of the Board.

•  Develop and recommend to the Board a corporate governance policy for Lawson; monitor compliance with Lawson’s corporate governance policy; and periodically reassess Lawson’s corporate governance policy and recommend to the Board revisions to such policy.

• Provide oversight on legislative and regulatory matters affecting corporate governance and Board compliance.
Charter:

A copy of the Corporate Governance Committee charter may be found on our website at www.lawson.com/investor under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Self-evaluation:	The Corporate Governance Committee conducted an evaluation of its performance in fiscal 2007 and reviewed that evaluation with the Board.

Board Meetings and Attendance

The Board of Directors held nine meetings during the fiscal year ended May 31, 2007. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he served. Under our Corporate Governance Policy, directors are encouraged to attend the annual meeting of stockholders. One of our directors attended our 2006 annual meeting of stockholders in person and two of our directors participated in that meeting by telephone.

Director Nomination Process

The Corporate Governance Committee is responsible for screening and recommending to the full Board director candidates for nomination. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of stockholders are required to stand for election by our stockholders at the next annual meeting. When there is an opening on the Board, the Corporate Governance Committee will consider candidates who meet the requisite director qualification standards listed in our Corporate Governance Policy, available on our corporate website at www.lawson.com/investor. When current Board members are considered for nomination for re-election, the Corporate Governance Committee also takes into consideration their prior contributions to Lawson as directors and meeting attendance. The Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders may make such a submission by sending the following information to the Corporate Governance Committee c/o Corporate Secretary at the address listed above:

•       Name of candidate and a brief biological sketch and resume;

•       Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•       A signed statement confirming the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Corporate Governance Committee will evaluate the submission of a proposed candidate by a stockholder based on the qualification criteria described in our Corporate Governance Policy (available at www.lawson.com/investor), and the specific needs of Lawson at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Corporate Governance Committee determines whether to recommend a candidate for nomination by the Board for election as a director at the next annual meeting.

No candidates for director nominations were submitted to the Corporate Governance Committee by any stockholder in connection with the 2007 Annual Meeting. Any stockholders desiring to present a nomination for consideration by the Corporate Governance Committee prior to our 2008 annual meeting must do so no later than May 16, 2008 in order to provide adequate time to duly consider the nominee and comply with our Bylaws and Corporate Governance Policy.

Arrangements to Serve as a Director

Messrs. Chang, Wadhwani and Wahl were originally elected to the Board in accordance with the terms of the June 2005 merger agreement between Lawson Software Americas, Inc. (formerly Lawson Software, Inc.) and Intentia International AB; however, we do not have an ongoing obligation to re-elect any of those individual directors to the Board. As further described below, under the terms of the employment agreement with Harry Debes, our chief executive officer, we have agreed to take the necessary steps under our Bylaws for Mr. Debes to serve as a director.

Communications with the Board of Directors

As further described in our Corporate Governance Policy, the Board of Directors has implemented a process by which our stockholders may send written communications to the Board’s attention. Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to:

Board of Directors
Lawson Software, Inc.
Attention: Corporate Secretary
380 St. Peter Street
St. Paul, Minnesota 55102-1302

Our Corporate Secretary will forward communications received to the Chair of the Corporate Governance Committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Lawson or its business, or is similarly inappropriate.

Code of Conduct and Reporting of Ethical Concerns to the Audit Committee of the Board

We have adopted a Code of Conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and applicable to our directors. A copy of the Code of Conduct is available on our website at www.lawson.com/investor and in print to any stockholder who requests a copy from our Corporate Secretary, 380 St. Peter Street, St. Paul, Minnesota 55102-1302.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for overseeing these matters. Matters may be reported as follows:

•       If you are an employee of Lawson, contact your manager or human resources representative or use the contact information below;

•       Call the Code of Conduct Hotline at 1-866-450-3986*—on an identified or anonymous basis; or

•       File a report online at:  http://www.lawson.com/wcw.nsf/pub/IR_21905C

*                    Callers outside the United States, Canada and Puerto Rico should refer to the dialing instructions on the website at: www.lawson.com/wcw.nsf/pub/IR_21905C

PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

General Information

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Board of Directors, not to exceed twelve directors. The Board of Directors has currently fixed the number of directors at nine. Our Amended and Restated Certificate of Incorporation also provides that each director shall be elected each year by the stockholders at the annual meeting of stockholders, to hold office for a term of one year and until a successor is elected and qualified, or until the earlier death, resignation or removal of the director.

A majority of our directors must continue to qualify as “independent” directors under NASDAQ rules and, under our Corporate Governance Policy, no more than three directors may be employees or former employees of Lawson.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is necessary to elect each director nominee. We have no reason to expect that any of the nominees will fail to be a candidate at the annual meeting and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director (which event is not anticipated), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. Our Board monitors corporate governance trends, best practices and Board structure. Some key points regarding that structure are as follows:

•       A majority of our current directors are independent as defined in the NASDAQ rules. The independent directors include Steven C. Chang, Peter Gyenes, David R. Hubers, Michael A. Rocca, Romesh Wadhwani and Paul Wahl.

•       Each current director has been nominated for re-election at the annual meeting.

•       We have separated the roles of co-chair of the Board and chief executive officer. Our two co-chairs, Messrs. Lawson and Wadhwani, each hold a non-executive role and are not employed by us (H. Richard Lawson retired as an employee on May 31, 2006). Our chief executive officer, Mr. Debes, focuses on the development and execution of Company strategies.

Voting Information

You may vote for all, some or none of the nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the proxy agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Certificate of Incorporation does not allow for cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is required to elect each director nominee. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Board Voting Recommendation

Management and the Board recommend that stockholders vote “FOR” the re-election of Steven C. Chang, Harry Debes, Peter Gyenes, David R. Hubers, H. Richard Lawson, Michael A. Rocca, Robert A. Schriesheim, Romesh Wadhwani and Paul Wahl.

If elected, each director will hold office until the election of directors at our 2008 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. All of the nominees are currently members of the Board and there are no family relationships among the nominees or between any nominees and any of our other directors.

Nominees and Directors

Steven C. Chang, 34, has been a director since April 2006. From September 2004 until our merger with Intentia International AB in April 2006, Mr. Chang served as a director of Intentia. Since January 2007, Mr. Chang has been a partner and co-founder of Clearlake Capital Group, a private investment firm. In 2002, Mr. Chang joined Tennenbaum Capital Partners, LLC, a private investment firm, and resigned from the partnership and Investment Committee in December 2006. Before joining Tennenbaum Capital Partners, he was a Principal at Barnard & Co., a private equity investment group, from 1997 to 2001. From 1995 to 1997, Mr. Chang worked at Goldman, Sachs & Co., a global financial services firm, in its Special Situations, Mergers & Acquisitions, and Healthcare groups. Mr. Chang has A.B., B.S. and M.S. degrees from Stanford University.

Harry Debes, 56, has been our president and chief executive officer and a director since June 2005. From November 2003 until June 2005, Mr. Debes was president and chief executive officer of SPL WorldGroup, Inc., a leading provider of enterprise software to the electrical utility industry. From May 2001 until joining SPL WorldGroup, he was employed by J.D. Edwards & Co., an enterprise software company, where he served as senior vice president Americas until J.D. Edwards was acquired by Peoplesoft, Inc. in August 2003. From 1990 until May 2001, Mr. Debes was employed by GEAC Computers, Inc., an enterprise software company. While working for GEAC, Mr. Debes held a variety of positions, including managing director of GEAC Asia-Pacific and president of GEAC Enterprise Solutions for the Americas. Mr. Debes has a B.A. degree from the University of Toronto and an M.B.A. degree from McMaster University.

Peter Gyenes, 62, has been a director since May 2006. He has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. Most recently, he served as Chairman and CEO of Ascential (Nasdaq: ASCL) until it was acquired by IBM in 2005. Prior to Ascential, Mr. Gyenes served as Chairman and CEO of Informix Software where he led the sale of its database business to IBM and the transition from Informix to Ascential. He was Chairman and CEO of Ardent Software, which he joined in 1996, and which was acquired by Informix in 2000. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. Mr. Gyenes also serves on the boards of Applix Inc. (Nasdaq: APLX), a provider of business intelligence and business performance management software solutions, and BladeLogic, Inc. (Nasdaq:  BLOG), a provider of data center automation software solutions. He also serves on the boards of a number of privately held technology companies and is a trustee of the Massachusetts Technology Leadership Council. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree.

David R. Hubers, 64, has been a director since April 2001. From 1965 until his retirement in March 2001, Mr. Hubers was employed at American Express Financial Advisors Inc., a financial services company, serving most recently as its chairman and chief executive officer from 1993 to 2001. Mr. Hubers is a director of BioScrip, Inc. (Nasdaq: BIOS), a pharmaceutical distribution company. In addition, he serves on the boards of a number of non-profit organizations. Mr. Hubers has B.S. and M.B.A. degrees from the University of Minnesota.

H. Richard Lawson, 63, is one of our founders and has been a director since our beginning in 1975. Mr. Lawson has served as one of our executive officers from our beginning in 1975 until April 2006, and retired as an employee in May 2006.  Mr. Lawson served as the chairman of our board of directors from February 2001 until April 2006, and has served as our co-chair since April 2006. From March 2000 until February 2001, Mr. Lawson was our chief executive officer. Prior to that time, Mr. Lawson served as our president and chief operating officer from October 1998 until March 2000 and our chairman from June 1996 until October 1998. Mr. Lawson has a B.S. degree from Oklahoma Christian College and an M.S. degree from Purdue University.

Michael A. Rocca, 62, has been a director since February 2003. From 1994 until his retirement in October 2000, Mr. Rocca was senior vice president and chief financial officer of Mallinckrodt Inc., a $2.7 billion manufacturer of specialty healthcare products. From 1966 to 1994, Mr. Rocca was employed by Honeywell Inc. where he held a number of positions serving as vice president and treasurer from 1992 to 1994 and vice president finance Honeywell Europe in Brussels, Belgium from 1990 to 1992. Mr. Rocca is a director of St. Jude Medical, Inc. (NYSE: STJ), a cardiovascular medical technology company, and Reliant Pharmaceuticals LLC, a privately-held cardiovascular pharmaceutical company. Mr. Rocca has a Bachelor Business Administration (B.B.A) Accounting degree from the University of Iowa.

Robert A. Schriesheim, 47, has been executive vice president and chief financial officer since October 2006 and a director since May 2006. From August 2002 until October 2006, he was affiliated with ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, where he served as a managing general partner since January 2003. From September 1999 until March 2002, Mr. Schriesheim was executive vice president of corporate development and chief financial officer, and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe, Russia and the Commonwealth of Independent States. He also served as executive vice president—chief corporate development officer for Global Telesystems in 1999. In 2001, Global Telesystems filed, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands and a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, both to facilitate the sale of Global Telesystems. All such proceedings were approved, confirmed and completed by March 31, 2002. From 1997 to 1999, Mr. Schriesheim was president and chief executive officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was vice president of corporate development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was vice president of global corporate development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim is a director of Dobson Communications Corporation (Nasdaq:  DCEL), a wireless communications provider; Skyworks Solutions, Inc. (Nasdaq:  SWKS), a provider of RF solutions and precision analog semiconductors to the mobile communications industry; and is an independent director and non-executive chairman of Alyst Acquisition Corp. (Amex:  AYA), a publicly traded special purpose acquisition corporation. Mr. Schriesheim received a B.A. from Princeton University and an M.B.A. in Finance and Business Economics from the University of Chicago Graduate School of Business.

Romesh Wadhwani, 60, has been co-chair and a director since April 2006. From March, 2004 until our merger with Intentia International AB in April 2006, Dr. Wadhwani served as chairman and a director of Intentia. Dr. Wadhwani is the Managing Partner of Symphony Technology Group, a private investment firm that he founded in January 2002. From June 2000, when i2 Technologies, Inc. acquired Aspect Development, Inc., until September 2002, Dr. Wadhwani served as vice chairman and a director of i2. Prior to that, Dr. Wadhwani served as the chairman and chief executive officer of Aspect Development, a business-to-business e-commerce company that he founded in 1991. Dr. Wadhwani has a Bachelor’s degree in Electrical Engineering from the Indian Institute of Technology, Bombay and an M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University, Pittsburgh, Pennsylvania.

Paul Wahl, 54, has been a director since April 2006. From October, 2004 until our merger with Intentia International AB in April 2006, Mr. Wahl served as a director of Intentia. From April 1999 until his retirement in March 2003, Mr. Wahl served as president and chief operating officer of Siebel Systems, Inc., a developer and supplier of customer resource planning software. From November 1998 until April 1999, he served as president and chief executive officer of TriStrata, an Internet security company. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG, a developer and supplier of business application software. From June 1991 until December 1995, he was an executive vice president of SAP AG. Mr. Wahl is a director of QlikTech International AB and a member of the advisory board of Symphony Technology Group, a private investment firm founded by one of our directors, Romesh Wadhwani.

Director Compensation and Benefits

Before or at the beginning of each new fiscal year, our Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. The Compensation Committee considers the time and effort required for service on the Board, a Board committee and as a committee chair, and reviews available Board compensation survey information for comparably sized public companies. For fiscal 2007, the components of compensation for our non-management directors were as follows:

Quarterly Retainer	$16,250 per quarter
Quarterly Stipend For Committee Chairs	Audit Committee Chair: $4,000
Compensation Committee Chair: $2,500
Corporate Governance Committee Chair: $2,500
Stock Option Grants	New directors receive an initial grant of 40,000 stock options
Re-elected directors receive an annual grant of 20,000 stock options

Personal Umbrella Liability Insurance	Lawson purchases group excess personal liability umbrella insurance in the amount of $15 million per director.
Reimbursement of Expenses	Lawson reimburses directors for travel and other reasonable out-of-pocket expenses incurred as a director or member of a committee of the Board.

Director Summary Compensation Table

The following table summarizes the compensation earned by our non-management directors during fiscal 2007:

Name	Fees Earned Or Paid In Cash ($)		Option Awards ($)(2)		All Other Compensation ($) (3)		Total ($)
H. Richard Lawson		(1)		(1)	2,672		2,672
Romesh Wadhwani		(1)		(1)	2,672		2,672
Steven C. Chang	32,500		73,979	(4)	2,672		109,151
Peter Gyenes	65,000		96,211	(5)	2,672		163,883
David Hubers	75,000		135,000	(5)	2,672		212,672
Michael A. Rocca	81,000		137,393	(5)	2,672		221,065
Paul Wahl	65,000		96,211	(5)	2,672		163,883
Robert A. Schriesheim(6)		(6)		(6)		(6)		(6)

(1)          In fiscal 2007, Messrs. Lawson and Wadhwani declined to receive any cash or equity compensation as a director or committee chair.

(2)          As of May 31, 2007, the aggregated number of shares subject to stock options under this column was 160,000 shares. The amounts in this column reflect the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment  (“123(R)”), for stock options granted under our Amended and Restated 1996 Stock Incentive Plan. The assumptions used in calculating these amounts are set forth in Note 5, (Stock-based Compensation) to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007. Under the compensation program for non-management directors for fiscal 2007, new non-management directors were eligible to receive a grant of 40,000 immediately vested nonqualified stock options, and existing non-management directors were eligible to receive a grant of 20,000 immediately vested nonqualified stock options. The stock option grants in fiscal 2007 to the participating non-management directors are described in footnotes (4), (5) and (6) to this table.

(3)          Lawson has purchased group excess personal liability umbrella insurance in the amount of $15 million per director. In fiscal 2007, the annual premium cost of this umbrella insurance was $2,672 per director.

(4)          On January 25, 2007 Lawson granted 40,000 stock options to Mr. Chang at an exercise price of $7.07 per share, which was the closing price on January 24, 2007.

(5)          On June 1, 2006, Lawson granted 40,000 stock options each to Messrs. Gyenes and Wahl, and 20,000 stock options each to Messrs. Hubers and Rocca, at an exercise price of $6.75 per share, which was the closing price on May 31, 2006.

(6)          Robert A. Schriesheim joined our Board as a non-management, non-employee director on May 11, 2006 and served in that capacity until October 5, 2006. On October 5, 2006, Mr. Schriesheim became a Lawson employee and in addition to his continuing duties as a director, he assumed the position of executive vice president and chief financial officer of Lawson. Mr. Schriesheim’s compensation as a non-management director from June 1, 2006 through October 4, 2006 is included in the Summary Compensation Table and Grants of Plan-Based Awards table below for the named executive officers. Effective October 5, 2006, Mr. Schriesheim was no longer compensated as a non-management director.

Employment Agreements

Employment Agreement with Harry Debes

On June 2, 2005, we entered into an employment agreement with Harry Debes, which established his initial compensation level and eligibility for salary increases, bonuses, benefits, expense reimbursement and stock awards under our equity plans. Under that agreement, Mr. Debes was appointed as president and chief executive officer and as a director of Lawson. The agreement may be terminated either by us or Mr. Debes at any time, with or without cause. If we terminate Mr. Debes’ employment without cause or if he terminates his employment for good reason, or if he dies or becomes disabled, we are responsible for paying Mr. Debes executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination plus a pro rata portion of his unpaid annual target bonus if the termination occurs during the second half of a fiscal year. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. The agreement contains a provision restricting Mr. Debes’ ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. On October 4, 2005, we amended Mr. Debes’ employment agreement concerning relocation expenses. On June 1, 2006, we amended Mr. Debes’ employment agreement to make our Executive Change in Control Severance Pay Plan for Tier 1 Executives (described below) applicable to Mr. Debes.

Employment Agreement with Robert A. Schriesheim

On October 5, 2006, we entered into an employment agreement with Robert A. Schriesheim, which established his initial compensation level and eligibility for salary increases, bonuses, benefits, expense reimbursement and stock awards under our equity plans. Under that agreement, Mr. Schriesheim was appointed as chief financial officer and principal financial officer of Lawson. The agreement may be terminated either by us or Mr. Schriesheim at any time, with or without cause. If we terminate Mr. Schriesheim’s employment without cause or if he terminates his employment for good reason, or if he dies or becomes disabled, we are responsible for paying Mr. Schriesheim executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination plus a pro rata portion of his unpaid annual target bonus if the termination occurs during the second half of a fiscal year. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. The agreement contains a provision restricting Mr. Schriesheim’s ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. Under the agreement, Mr. Schriesheim is also eligible to participate under our Executive Change in Control Severance Pay Plan for Tier 1 Executives (described below).

Fiscal 2008 Directors’ Compensation

After conducting its annual review of director compensation as described above under “Director Compensation and Benefits,” the Compensation Committee decided that the non-management director compensation program would stay the same for fiscal 2008, except that the annual stock option grant to participating non-management directors will be made after completion of management’s annual performance review of employees and at the same time as equity grants to select executives for fiscal 2008.

Ownership of Principal Stockholders, Directors and Management

The following table provides information about the number of shares of our common stock beneficially owned at August 15, 2007 (or as of the other respective dates identified below), by our directors (including director nominees) and the executive officers and other individuals named in the Summary Compensation Table, as well as all directors and executive officers as a group, and each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock:

Name and Address (1)	Amount and Nature of Beneficial Ownership		Percent of Shares Beneficially Owned
H. Richard Lawson	9,688,750	(2)	5.4%
Co-Chair of the Board
Dr. Romesh Wadhwani	18,090,467	(3)	10.2
Co-Chair of the Board
Harry Debes	1,288,591	(4)	*
President and Chief Executive Officer
Robert A. Schriesheim	40,000	(5)	*
Executive Vice President and Chief Financial Officer
James D. Anderson	31,250	(6)	*
Executive Vice President Global Services
Dean J. Hager	501,527	(7)	*
Senior Vice President—Product Management
Bruce B. McPheeters	547,303	(8)	*
Senior Vice President, Secretary and General Counsel
Steven C. Chang	53,557	(9)	*
Director
Peter Gyenes	40,000	(10)	*
Director
David R. Hubers	120,000	(11)	*
Director
Michael A. Rocca	95,000	(12)	*
Director
Paul Wahl	40,000	(13)	*
Director
All Directors and Executive Officers as a group (14 individuals)	30,621,632		17.2
Robert G. Barbieri (14)	109		*
Bertrand Sciard (15)	0		0
John Cerullo	18,380,104	(16)	10.3
c/o Meadows Owens
901 Main Street, Suite 3700
Dallas, TX 75202
Symphony Technology II GP, LLC (affiliated with Dr. Romesh Wadhwani)	15,206,016	(3)	8.5
4015 Miranda Avenue, 2nd Floor
Palo Alto, CA 94304
L.A.R.C. Capital, L.L.C.	10,840,715	(17)	6.1
126 East 56th Street
New York, NY 1022
Artisan Partners Limited Partnership	9,946,910	(18)	5.6
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Waddell & Reed Financial, Inc.	9,102,200	(19)	5.1
6300 Lamar Avenue
Overland Park, KS 66202

                  * Less than 1%.

          (1) The business address for all directors and executive officers is 380 St. Peter Street, St. Paul, Minnesota  55102-1302.

          (2) We have relied upon information furnished to the SEC by H. Richard Lawson, Patricia Lawson and the Lawson Family Investment Company in a Schedule 13D filed on August 2, 2007. The 9,688,750 shares are beneficially owned by H. Richard Lawson and Patricia Lawson. They share dispositive power with the Lawson Family Investment Company, Ltd.

over 8,956,965 shares, and hold 699,571 of the shares as tenants in common. H. Richard Lawson holds 32,214 of the shares in the Lawson 410(k) plan.

          (3) We have relied upon information furnished to the SEC by Symphony Technology Group II-A, L.P., Symphony Technology II-GP, LP and Dr. Romesh Wadhwani in a Schedule 13D filed on August 3, 2007. 15,206,016 shares are owned directly by Symphony Technology Group II-A, L.P. (“Symphony”). Symphony Technology II GP, L.P. (“Symphony GP”) controls the voting and disposition of the reported securities through the account of Symphony, of which Symphony GP is the sole general partner. Dr. Romesh Wadhwani is the Managing Director of Symphony GP and either has sole authority and discretion to manage and conduct the affairs of Symphony GP or has veto power over the management and conduct of Symphony GP. By reason of these relationships, each of the reporting persons may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of the reported securities beneficially owned by such reporting person as indicated above. Symphony GP and Dr. Wadhwani disclaim beneficial ownership of the reported securities held by Symphony. 2,884,451 shares are owned directly by the Romesh & Kathleen Wadhwani Family Trust (the “Family Trust”). Dr. Wadhwani is a trustee of the Family Trust and shares the authority and discretion to manage and conduct the affairs of the Family Trust. By reason of this relationship, Dr. Wadhwani may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of the reported securities beneficially owned by Dr. Wadhwani as indicated above. Dr. Wadhwani disclaims beneficial ownership of the reported securities held by the Family Trust.

          (4) Includes options for the purchase of 1,125,000 shares that are exercisable within 60 days after August 15, 2007.

          (5) Includes options for the purchase of 40,000 shares that are exercisable within 60 days after August 15, 2007.

          (6) Includes options for the purchase of 31,250 shares that are exercisable within 60 days after August 15, 2007.

          (7) Includes options for the purchase of 485,629 shares that are exercisable within 60 days after August 15, 2007.

          (8) Includes options for the purchase of 545,806 shares that are exercisable within 60 days after August 15, 2007.

          (9) Includes options for the purchase of 40,000 shares that are exercisable within 60 days after August 15, 2007.

    (10) Includes options for the purchase of 40,000 shares that are exercisable within 60 days after August 15, 2007.

    (11) Includes options for the purchase of 72,260 shares that are exercisable within 60 days after August 15, 2007.

    (12) Includes options for the purchase of 90,000 shares that are exercisable within 60 days after August 15, 2007.

    (13) Includes options for the purchase of 40,000 shares that are exercisable within 60 days after August 15, 2007.

    (14) Mr. Barbieri resigned as executive vice president and chief financial officer on September 5, 2006.

    (15) Mr. Sciard resigned as chief operating officer on September 7, 2006.

    (16) We have relied upon information furnished to the SEC by Cerullo Family Ltd. Partnership, John F. Cerullo and Geraldine F. Cerullo in a Schedule 13G filed on February 12, 2007. Of the shares reported, 9,138,000 shares are held by the Cerullo Family Ltd. Partnership, 9,210,000 shares are held by JGC Investments Limited Partnership and 32,104 shares are jointly held. The 18,380,104 shares are beneficially owned by John F. Cerullo and Geraldine F. Cerullo.

    (17) We have relied upon information furnished to the SEC by L.A.R.C. Capital, L.L.C. in a Schedule 13F-HR filed on August 14, 2007.

    (18) We have relied upon information furnished to the SEC by Artisan Partners Limited Partnership in a Schedule 13F-HR filed on August 13, 2007.

    (19) We have relied upon information furnished to the SEC by Waddell & Reed Financial, Inc. in a Schedule 13F-HR filed on August 14 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those officers and directors, we believe that each executive officer and director complied with all filing requirements in a timely manner under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2007.

Audit Committee Report

This report of the Audit Committee of Lawson Software Inc.’s (“Lawson’s”) Board of Directors describes the actions of the Audit Committee for the fiscal year ended May 31, 2007. This report shall not be deemed to be

“soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any future filing under the Securities Act of 1944, as amended, or the Exchange Act, except to the extent that Lawson specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into such filing.

The Audit Committee is responsible for retaining Lawson’s independent registered public accounting firm and approving the services it will perform. Pursuant to the charter adopted by the Board in 2002 and amended in June 2005, May 2006 and June 2007, a copy of which appears as Appendix A to this proxy statement, the Audit Committee acts on behalf of the Board of Directors to oversee Lawson’s financial reporting processes and the adequacy of its internal controls. The Audit Committee reviews financial and operating reports and disclosures, including Lawson’s reports filed on Forms 10-K and 10-Q. The Committee also reviews the performance of Lawson’s internal auditor and independent registered public accounting firm.

Management is responsible for the reporting processes and the preparation and presentation of financial statements and the implementation and maintenance of internal controls. Lawson’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Lawson’s audited financial statements to generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with Lawson’s consolidated financial statements for the fiscal year ended May 31, 2007, the Audit Committee has:

•       reviewed and discussed the audited financial statements and the fair and complete presentation of Lawson’s results with management and representatives of PricewaterhouseCoopers LLP, Lawson’s independent registered public accounting firm for fiscal 2007;

•       discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended;

•       received from PricewaterhouseCoopers LLP the written disclosures and letter regarding PricewaterhouseCoopers LLP’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of PricewaterhouseCoopers LLP with representatives of PricewaterhouseCoopers LLP; and

•       considered whether PricewaterhouseCoopers LLP’s provision of other non-audit services to Lawson is compatible with the independent registered public accounting firm’s independence, and pre-approved fees for audit and non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to Lawson’s Board of Directors that Lawson’s audited financial statements be included in Lawson’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael A. Rocca, Chair

Steven C. Chang

Peter Gyenes

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP referred to as PwC, as our independent registered public accounting firm for the fiscal year that began June 1, 2007 and has further directed that management submit the selection of PwC for ratification by stockholders at the annual meeting. PwC has audited our financial statements since 1995. A representative of PwC is expected to be present at the annual meeting. The representative will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the provisions of our Bylaws, other governing documents or applicable law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees and Services

For the fiscal year ended May 31, 2007, and May 31, 2006, PwC served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for audit and audit-related services rendered by PwC during fiscal 2007 and 2006, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the committee’s charter, attached as Appendix A:

Service Type	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$4,607,380	$2,752,532
Audit-Related Fees(2)	132,575	58,369
Tax Fees(3)	1,137,245	952,500
All Other Fees(4)	1,500	1,500
Total	$5,878,700	$3,764,901

(1)          Consists of fees incurred for the audit of our consolidated financial statements, audits of our statutory statements and review of our interim financial statements and acquisition matters

(2)          Consists of fees incurred for audits of acquired companies, due diligence services pertaining to acquisitions, convertible debt consultations and employee benefit plan audits.

(3)          Consists of fees incurred for international tax planning and tax advisory services.

(4)          Consists of fees incurred for a subscription to an accounting and reporting library.

The Audit Committee, after a review and discussion with PwC of the preceding information, determined that the provision of these services was compatible with maintaining PwC’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee adopted pre-approval policies and procedures for audit and non-audit services in March 2003. Since the date of adoption, the Audit Committee has approved all of the services performed by PwC.

Board Voting Recommendation

The Board recommends that stockholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending on May 31, 2008. Proxies will be voted FOR the proposal unless otherwise specified.

If the appointment of PricewaterhouseCoopers LLP were not to be ratified by the stockholders, the Board would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this proxy statement. All compensation paid to the named executive officers is determined by the Compensation Committee of the Board of Directors, which is composed solely of independent non-employee directors who meet regularly each fiscal year. The Compensation Committee has retained the firm of Frederic W. Cook as its outside compensation consultant.

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers.”

•       Harry Debes, President and Chief Executive Officer

•       Robert A. Schriesheim, Executive Vice President and Chief Financial Officer

•       James D. Anderson, Executive Vice President—Global Services

•       Dean J. Hager, Senior Vice President—Product Management

•       Bruce B. McPheeters, Senior Vice President, Secretary and General Counsel

•       Robert G. Barbieri, former Executive Vice President and Chief Financial Officer

•       Bertrand Sciard, former Chief Operating Officer

Mr. Barbieri resigned as executive vice president and chief financial officer on September 5, 2006, and Mr. Sciard resigned as chief operating officer on September 7, 2006.

Our other executive officers in fiscal 2007 included Guenther Tolkmit, Senior Vice President of Research and Development, and Kristin E. Trecker, Senior Vice President of Human Resources.

Compensation Philosophy and Principles.

The guiding philosophy and principles of our executive compensation program are to:

•       Provide compensation that will attract, retain and motivate a superior executive leadership team;

•       Motivate our executives to achieve important Company and individual performance goals; and

•       Align the interests of our executive officers with those of our stockholders.

The Compensation Committee designs the Company’s compensation programs for executive officers to place a heavy emphasis on rewarding performance. As a result, a significant percentage of the total target cash compensation of the named executive officers for fiscal 2007 was based on performance, with the only fixed compensation elements being base salary and certain employee benefits. For fiscal 2007, the total cash incentive as a percentage of total target cash compensation was 50% for the chief executive officer and 34% to 50% for the other named executive officers.

Fiscal 2007 Executive Compensation Program

Elements of Compensation.   The fiscal 2007 compensation program for our named executive officers included the following elements:

Element	Form of Compensation	Purpose	Performance Metric(s)
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based in the current year, but salaries are set each year in part based on the person’s prior year performance
Incentive Cash Compensation Under our Executive Leadership Results Plan (ELRP)	Cash	Create a strong financial incentive for achieving or exceeding a combination of Company and individual performance goals	Company financial metrics for all named executive officers; individual performance goals (OEBs) for certain executive officers
Equity-Based Compensation	Stock options and/or restricted stock units	Create a strong financial incentive for achieving or exceeding long-term performance goals and encourage a significant equity stake in our Company	Lawson common stock price
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including vacation, retirement, stock purchase, health, life insurance and disability plans	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Benefits and Perquisites

Annual executive physical exam; personal estate and financial planning; supplemental life and disability insurance; personal umbrella liability insurance; one airline travel club membership; and for Messrs. Debes and Schriesheim reimbursement of certain personal travel expenses; and for Mr. Schriesheim reimbursement of certain living expenses in St. Paul

	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

How We Determine Compensation.   The Compensation Committee is responsible for determining and approving executive officer compensation each year. In addition, the Compensation Committee oversees the development, evaluation and approval of equity-based compensation for all employees, including our executive officers. The Compensation Committee’s annual review includes consideration of several factors, including: (i) the relationship between executive compensation and corporate performance and returns to stockholders; (ii) the qualitative or quantitative measures of corporate performance to be used in the determination of executive compensation; and (iii) market data of comparably sized companies to assess the Company’s competitive position for three principle components of executive compensation—base salary, cash incentive compensation and equity-based compensation.

Role of Independent Compensation Consultant in Determining Compensation.   Since October 2005, the Compensation Committee has retained the independent consulting firm of Frederic W. Cook to assist the committee with executive compensation planning each year. The Compensation Committee believes that Frederic W. Cook’s assessment helps ensure that executive compensation is in line with our stated objectives and reasonable when compared to the market for executive talent. In addition, the engagement of an independent consultant enhances the overall independence of the Compensation Committee’s decision-making. Frederic W. Cook provides the Compensation Committee with information about market trends, compensation practices at comparable companies, executive retention, and best practices for both cash and equity compensation.

Compensation Changes that Took Effect in Fiscal 2006 Because of Our Acquisition of Intentia.   We completed our acquisition of Intentia in April 2006. As a result of that acquisition, we approximately doubled in size in terms of both revenue and number of employees, and became a global company. Several months before we completed that acquisition, the Compensation Committee assessed our executive compensation program for the combined companies. In February 2006, Frederick W. Cook provided to the Compensation Committee a presentation describing our equity compensation programs, key officer competitive analysis, outside director competitive analysis, equity compensation competitive analysis and equity compensation expensing. The Compensation Committee’s assessment also included third party surveys of companies with comparable revenue and available proxy statement data for the following companies selected by Frederic W. Cook:

• Autodesk	• Compuware	• JSA Software Group	• Reynolds & Reynolds
• BEA Systems	• Epicor Software	• Kronos	• Siebel Systems
• BMC Software	• GEAC Computer	• Manugistics Group	• SSA Global Technologies
• Borland Software	• Hypersion Solutions	• Microstrategy	• Sybase
• Cadence Design Systems	• I2 Technologies	• Novell	• Synopsys
• Citrix Systems	• Intuit	• QAD	• Tibco Software

Fredric W. Cook developed the above list of companies by selecting software companies with whom we compete for business or executive talent and which have generally comparable annual revenue. The Compensation Committee targeted the median overall compensation levels because of its belief that the median level, coupled with additional upside for exceeding certain Company financial goals, provides a competitive pay package.

As a result of that assessment, when we completed the acquisition of Intentia in April 2006, the Compensation Committee increased Mr. McPheeters’ annual salary from $250,000 to $275,000 and annual target incentive compensation from $140,000 to $150,000 based on the above factors. The salary and incentive compensation of the other named executive officers remained the same through the end of fiscal 2006. Mr. Debes joined the Company in June 2005 when we announced our intention to acquire Intentia, and Mr. Anderson joined Intentia in October 2005, shortly before we expected to complete the acquisition. The compensation for Messrs. Debes and Anderson was initially structured to reflect the planned acquisition. When Mr. Schriesheim joined us as an executive officer in October 2006, his compensation was determined based on the above factors. The Compensation Committee did not change the salary or annual target incentive compensation for Mr. Hager in April 2006 because it concluded that his current salary and annual target incentive compensation reflected his responsibilities for the comparable companies, based on the above factors that were considered by the committee.

Principal Compensation Changes that Took Effect in Fiscal 2007.   Based on the February 2006 market data concerning equity compensation for officers in comparable positions, on June 1, 2006 the Compensation Committee approved the grants of nonqualified stock options and/or restricted stock units (RSUs) to certain named executive officers, as shown below under “Grants of Plan-Based Awards.” The Company conducted its annual employee performance reviews in the fall of 2006, and implemented merit increases for select employees on December 1, 2006. As discussed below under “Analysis of Compensation Elements,” the Compensation Committee followed the same timetable and approved compensation increases for certain of the named executive officers effective December 1, 2006.

Role of Executive Officers in Determining Compensation.   The Compensation Committee determines the compensation of our chief executive officer. In December 2006, our chief executive officer provided the Compensation Committee recommended base salary changes to take effect for the second half of fiscal 2007 for each of the other executive officers, based on the structure of the fiscal 2007 executive compensation program previously approved by the Compensation Committee with assistance from Frederic W. Cook. The chief executive officer also approves the individual Organizational Effective Bonus (OEB) goals under the ELRP for each of the other named executive officers who have OEBs for their respective functional areas within Lawson. The Compensation Committee has the authority to accept, reject or modify the recommendations of the chief executive officer. The Compensation Committee accepted the chief executive officer’s recommendations. The chief executive officer also recommended that the cash incentive compensation program under the ELRP continue to have both quarterly and annual payout targets because of the volatility in the Company’s industry. The Compensation Committee decided that starting in fiscal 2008, the incentive compensation component of the executive compensation program would have only annual payouts so that the focus would be on longer term growth. Because fiscal 2007 was a transition year after our acquisition of Intentia in April 2006, the Compensation Committee decided to use quarterly, semi-annual and annual payouts for fiscal 2007 as a means to encourage executive retention during that transition year. Except for providing target compensation recommendations for the other named executive officers and recommendations concerning OEB goals, achievement and payouts, our chief executive officer does not make the compensation decisions for the named executive officers. Our other executive officers do not make compensation recommendations for any executive officers.

Summary of Compensation and Benefit Programs

We maintain a variety of compensation and benefit programs in which our named executive officers and other selected employees participate. These programs include incentive cash compensation under our Executive Leadership Results Plan (“ELRP”), our Amended and Restated 1996 Stock Incentive Plan and our Amended and Restated 2001 Stock Incentive Plan (together, the “Stock Incentive Plans”), our Profit Sharing and 401(k) Retirement Plan; and our Employee Stock Purchase Plan (“ESPP”).

Analysis of Compensation Elements

Base Salary.   The Compensation Committee generally determines base salary levels for our named executive officers after completion of our annual employee performance review program and during the time when any salary changes are to take effect. Increases in base salaries that became effective on December 1, 2006 were established based upon a review of the following factors: (i) individual performance compared with individual objectives and (ii) review of salaries in the market survey data and for similar positions for the comparable companies selected by Frederic W. Cook in February 2006. Based on these factors, the Compensation Committee approved a base salary increase of $25,000 (5%) for the chief executive officer and a 3% increase for the other named executive officers. The Compensation Committee had not increased Mr. Debes’ base salary since he joined Lawson in June 2005, and concluded that a 5% increase was warranted based on Mr. Debes’ strong performance in completing the acquisition of Intentia in April 2006, leading the combined companies, and improving both revenue and profit margins. The Compensation Committee approved the fiscal 2007 salary changes to take effect on December 1, 2006. However, because of budgetary constraints, Mr. Debes declined to accept his increase until June 1, 2007, at which time his salary increase took effect on a going forward basis. Messrs. Barbieri and Sciard resigned before the fiscal 2007 salary increases were decided and put into effect.

Incentive Cash Compensation Under the ELRP.   Incentive cash compensation for our named executive officers for fiscal 2007 was derived from our Executive Leadership Results Plan (“ELRP”). Under our employment agreement with Mr. Debes, we have agreed that his annual target cash incentive compensation will be 100% of his then current annual salary. As described above, the Compensation Committee approved a $25,000 increase to Mr. Debes’ annual base salary on December 1, 2006. However,

Mr. Debes declined to accept that increase until June 1, 2007 because of budget constraints. Accordingly, Mr. Debes’ comparable $25,000 increase in annual target incentive cash compensation was delayed until June 1, 2007. The Compensation Committee did not increase or modify the annual target incentive cash compensation of the other named executive officers for fiscal 2007. When the Compensation Committee completed its assessment in April 2006 to address our acquisition of Intentia, it did not intend to make any further changes in target incentive cash compensation for fiscal 2007.

Incentive Cash Compensation Based on Company Metrics Under the ELRP.   For fiscal 2007, 100% of the incentive target for Mr. Debes, 80% of the incentive targets for Messrs. Schriesheim, Hager and McPheeters, and 20% of the incentive target for Mr. Anderson were driven by the same three Company metrics under the ELRP. The Compensation Committee decided that Company metrics should determine all of Mr. Debes’ incentive cash compensation for fiscal 2007 because the Company metrics were the key components of the Company’s business strategy for fiscal 2007. Because of that importance, the Compensation Committee significantly weighted the Company metrics (80%) for Mr. Schriesheim, Hager and McPheeters, but also wanted to incent each of them to improve their respective functional areas through individual Organizational Effectiveness Bonus (OEB) goals (20%). For fiscal 2007, the Board directed management to grow the revenue and margins of the Company’s consulting services business, because improvements in that area would have a significant positive impact on the Company’s overall financial results. Accordingly, the Compensation Committee allocated a much smaller portion of Mr. Anderson’s incentive target (20%) to the Company metrics, so that the committee could place a significant emphasis on Mr. Anderson’s own functional area in global services, by allocating 80% of his incentive to OEBs designed for the global services area.

Under the ELRP for fiscal 2007, the three Company metrics included non-GAAP revenue (40%), non-GAAP operating income (40%) and license contracting (20%), with 50% of the respective target incentive amounts subject to quarterly payouts and the remaining 50% subject to an annual payout, as shown in the following table:

Quarterly Payout Grid

50% of Target

Company Metric	Weight	Below 95%	95 % of Target	98% of Target	100% of Target	Greater than 100%
Non-GAAP Revenue	40%	0%	50%	75%	100%	100%
License Contracting	20%	0%	50%	75%	100%	100%

Company Metric	Weight	Below 85%	85 % of Target	92.5% of Target	100% of Target	Greater than 100%
Non-GAAP Operating Income	40%	0%	50%	75%	100%	100%

Annual Payout Grid

50% of Target

Company Metric	Weight	Below 95%	95 % of Target	98% of Target	100% of Target	105% of Target	Greater than 105%
Non-GAAP Revenue	40%	0%	50%	75%	100%	120%	120	%+(1)
License Contracting	20%	0%	50%	75%	100%	120%	120	%+(1)

Company Metric	Weight	Below 85%	85 % of Target	92.5% of Target	100% of Target	105% of Target	Greater than 105%
Non-GAAP Operating Income	40%	0%	50%	75%	100%	120%	120	%+(1)

(1)          For each target percentage above 100% for annual non-GAAP revenue, annual license contracting and annual non-GAAP operating income, the respective annual payout component is increased by 4%

(for example, if the annual Company metric was exceeded by 106%, the annual payout would be 124% for that metric).

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, during fiscal 2007 we reported non-GAAP financial results. Those non-GAAP results excluded amortization of all acquisition-related intangibles, amortization of purchased maintenance contracts, Intentia integration costs, restructuring charges, certain stock-based compensation expenses and other expenses. In addition, Lawson’s non-GAAP financial results for fiscal 2007 included pro forma revenue for maintenance contracts acquired in the Intentia acquisition for which the deferred revenue on Intentia’s balance sheet has been eliminated from GAAP results as part of the purchase accounting for the acquisition. Lawson’s management believes the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies that have recently made significant acquisitions. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets and manage expenditures. The Compensation Committee decided to use the same non-GAAP adjustments for revenue and operating income for the ELRP metrics so that the ELRP would be in alignment with the management and operations of the Company. Before any payouts are made under the ELRP based on the achievement of Company metrics, both the Compensation Committee and the Audit Committee review the results to confirm that the Company metrics have been achieved.

The Compensation Committee chose quarterly and annual non-GAAP revenue, license contracting and non-GAAP operating income as the three Company metrics for fiscal 2007 because all three metrics were the key components of the Company’s business strategy for fiscal 2007. Those three Company metrics under the ELRP applied to all of our named executive officers and to several other members of Company management. When establishing those Company metrics under the ELRP, the Compensation Committee set targets that exceeded our forecast for our results of operations as reflected in our publicly announced guidance as a means to help address the best interests of our stockholders. The quarterly non-GAAP revenue targets for fiscal 2007 were $168.0 million in the first fiscal quarter, $190.7 million in the second fiscal quarter, $202.1 million in the third fiscal quarter and $213.5 million in the fourth fiscal quarter. The quarterly license contracting targets for fiscal 2007 were $33.4 million for the first fiscal quarter, $35.6 million in the second fiscal quarter, $44.8 million in the third fiscal quarter and $43.5 million in the fourth fiscal quarter. The quarterly non-GAAP operating income targets for fiscal 2007 were $5.6 million in the first fiscal quarter, $18.1 million in the second fiscal quarter, $24.5 million in the third fiscal quarter and $37.7 million in the fourth fiscal quarter. The annual targets for fiscal 2007 were non-GAAP revenue of $775.3 million, license contracting of $161.3 million and non-GAAP operating income of $85.8 million.

Based on our results of operations for fiscal 2007, Mr. Debes received $115,383 of cash compensation related to the achievement of quarterly Company metrics and $60,000 of cash compensation related to the achievement of annual Company metrics out of an aggregate target incentive cash compensation of $503,516 for the Company metrics. Mr. Schriesheim received $37,548 of cash compensation related to the achievement of quarterly Company metrics and $31,296 of cash compensation related to the achievement of annual Company metrics out of an aggregate target incentive cash compensation of $209,161 for the Company metrics. Mr. Anderson received $9,688 of cash compensation related to the achievement of quarterly Company metrics and $7,500 of cash compensation related to the achievement of annual Company metrics out of an aggregate prorated target incentive cash compensation of $50,000 for the Company metrics. Mr. Hager received $34,875 of cash compensation related to the achievement of quarterly Company metrics and $27,000 of cash compensation related to the achievement of annual Company metrics out of an aggregate target incentive cash compensation of $180,000 for the Company metrics. Mr. McPheeters received $23,250 of cash compensation related to the achievement of quarterly Company metrics and $18,000 of cash compensation related to the achievement of annual Company metrics out of an aggregate target incentive cash compensation of $120,000 for the Company metrics.

Mr. Barbieri received $15,000 in cash compensation related to the achievement of the quarterly Company metrics for the first fiscal quarter and was not eligible for any subsequent payouts under the Company metrics portion of the ELRP because he resigned in September 2006. Mr. Sciard received 37,500 Euros in cash compensation related to the achievement of the quarterly Company metrics for the first fiscal quarter and was not eligible for any subsequent payouts under the Company metrics portion of the ELRP because he resigned in September 2006.

Incentive Cash Compensation Based on Organizational Effectiveness Bonus (OEB) Goals Under the ELRP.   For fiscal 2007, 80% of the incentive target for Mr. Anderson, 20% of the incentive targets for Messrs. Schriesheim, Hager and McPheeters, and none of the incentive target for Mr. Debes were based on achievement of individual Organization Effectiveness Bonus (OEB) goals or discretionary payouts. The OEBs are individual goals that are either based on certain Company metrics or the functional area of each respective named executive officer. The Compensation Committee decided to allocate all of Mr. Debes’ incentive target to the above Company metrics, and none to OEBs, because the Company metrics were the key performance goals for the Company for fiscal 2007. Mr. Schriesheim’s OEBs for the first half of fiscal 2007 were established shortly after he joined as chief financial officer on October 5, 2006, and applied on a pro rata basis through November 30, 2006. Mr. Schriesheim’s OEBs were based on achievement of certain targets for financial reporting and improvements to financial reporting processes. Mr. Anderson’s OEBs were based on quarterly global services revenue, global services margin and global net license fees. However, in December 2006, the Compensation Committee approved the suspension of Mr. Anderson’s services margin OEBs for Q3 and Q4 because of budgetary constraints. The OEB goals for Messrs. Hager and McPheeters were approved by the chief executive officer during the beginning of the fiscal year. Mr. Hager’s OEBs were based on license contracting for selected software products and target industries as well as achievement of reductions in customer total cost of ownership for our products and services. Mr. McPheeters’ OEBs were based on achievement of budget goals for his area of functional responsibility, effectiveness of his functional area and resolution of customer disputes inherited in the Intentia acquisition. After completion of the respective performance period, the chief executive officer recommended to the Compensation Committee the payouts for the OEBs, using information provided by each named executive officer for their respective functional area. The Compensation Committee accepted each of the chief executive officer’s recommendations because each proposed payout was well-balanced and in alignment with the goal of each respective OEB.

Under the terms of the ELRP, if the Company does not achieve the performance objectives established by the Compensation Committee, participants are not eligible to receive incentive cash compensation for that component of the ELRP. Based on that principle, and because of budgetary concerns in December 2006, the OEBs for the second half of fiscal 2007 were suspended, pending a determination of whether there would be sufficient funding to continue the OEB program for the named executive officers and the other ELRP participants. Consequently, no individual OEB goals were established for Messrs. Schriesheim or McPheeters for the second half of fiscal 2007. Based on the Company’s performance during the second half of fiscal 2007, and the determination that 50% of the OEB program could be funded for that period, the Compensation Committee approved a discretionary OEB payout to the participating named executive officers at 50% of the target OEB incentive amount for the second half of fiscal 2007.

Under the terms of the OEB component of the ELRP for fiscal 2007 for each named executive officer, Mr. Schriesheim received $26,190 in cash compensation out of a prorated target of $52,381; Mr. Anderson received $106,791 in cash compensation out of a target of $171,875; Mr. Hager received $24,210 in cash compensation out of a target of $45,000; and Mr. McPheeters received $17,500 in cash compensation out of a target of $22,500. Messrs. Barbieri and Sciard were not eligible to participate in the OEB component of the ELRP because they each resigned in September 2006.

Equity Incentive Plans.   The Compensation Committee must approve all equity-based incentive awards to our named executive officers and directors. In February 2007, we adopted an Equity Grant Policy and Equity Grant Procedures that apply to all future equity-based incentive awards. The policy and procedures govern the approval and timing of grants to help ensure compliance with applicable law and applicable accounting requirements under SFAS No. 123(R). We calculated compensation expense at the time of grant and recognized it over the service period, which is usually the vesting period. The amounts the named executive officers eventually realize from these equity awards may be higher or lower than the compensation expense recognized for purposes of SFAS No. 123(R). The views of the Compensation Committee and management regarding equity awards are based on the principle that equity compensation should seek to align employees’ actions with stockholders’ interests. The Compensation Committee and management believe that equity compensation can help the Company recruit, retain and motivate the employees needed for the present and future success of the Company.

Executive officers realize long-term incentive compensation through equity awards. Based on the February 2006 market data concerning equity compensation for officers in comparable positions, on June 1, 2006 the Compensation Committee approved the grants of nonqualified stock options and/or restricted stock units (RSUs) to certain named executive officers, as shown below under “Grants of Plan-Based Awards.” Mr. Schriesheim received a grant of 1,000,000 nonqualified stock options when he became an employee and chief financial officer on October 5, 2007. Stock options provide actual economic value to the holder if the price of Lawson stock has increased from the grant date to the time the option is exercised. In contrast, RSUs convert to shares when they vest, so they will have a gross value at that time equal to the then-current market value. While stock options motivate executive officers by providing more potential upside, RSUs assist the Company in retaining executive officers because RSUs have value even if the stock price declines or stays flat. The stock options granted to the named executive officers in fiscal 2007 vest 25% after the first year, and 6.25% thereafter each quarter. The RSUs cliff vest 100% three years after grant. However, if the named executive officer is terminated without cause or leaves for good reason within two years after a change in control of Lawson, the options and RSUs vest as described below under “Potential Payments Upon Termination of Employment or Change in Control of Lawson.”

Perquisites and Other Benefits.   Our named executive officers are generally offered the same employee benefits and perquisites offered to all U.S.-based employees, and a few additional benefits, as summarized in the table below:

Benefit or Perquisite	All Full-Time Employees	Named Executive Officers
Employee Stock Purchase Plan	☒	☒
Health Insurance	☒	☒
—Executive Physical Exam		☒
Life Insurance	☒	☒
Long-Term Disability	☒	☒
Paid Time Off	☒	☒
Retirement Savings Plan	☒	☒
Short-Term Disability	☒	☒
Estate and Financial Planning (up to $5,000 per year starting June 1, 2007)		☒
Supplemental life and disability insurance		☒
Umbrella Personal Liability Insurance		☒
Airline Travel Membership (up to $350 per year)		☒

We provide the executive benefits and perquisites denoted above to compete for executive talent. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Retirement Savings Plan:   The Lawson Software Profit Sharing and 401(k) Retirement Plan (the “Retirement Savings Plan”) is intended to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the “Code”). Under the Retirement Savings Plan, we match employee contributions, including those made by our named executives, at rates approved by the Company. The matching and vesting provisions of the Retirement Savings Plan in effect during fiscal 2007 were as follows:

Period	Matching Contributions	Years of Service Vesting	Vested Percentage
June 1, 2006 through	Lawson contributes an amount equal	After 1 year	0%
May 31, 2007	to 50% of the Participant’s Elective	After 2 years	25%
	Deferrals up to 4% of the Participant’s	After 3 years	50%
	Compensation	After 4 years	75%
		After 5 years	100%

Although we currently intend to continue the Retirement Savings Plan, as well as to make matching contributions, we may terminate the plan or discontinue the employer matching contributions at our sole discretion. If the Retirement Savings Plan were terminated, all employer matching contributions would immediately vest. T. Rowe Price Trust Company has served as the trustee for the Plan since April 1, 2004. We do not sponsor any other retirement plans in which our named executive officers participate.

Employee Stock Purchase Plan.   Under Lawson’s Employee Stock Purchase Plan (ESPP), full time employees based in the United States, Canada or the United Kingdom, including the named executive officers, may elect to purchase shares of Lawson stock four times per year at a 15% discount off of the market price of our stock at the end of each quarterly purchase period. Participants may elect to have 1% to 15% of their base compensation withheld to use for the purchase of shares under the ESPP. Each year the Compensation Committee sets an annual share limit for each participant in the ESPP, as a means to manage dilution and the compensation expense to the Company under the ESPP. For fiscal 2007, the Compensation Committee kept the annual share limit at 2,500 shares per participant.

Severance Payments to Two Former Executive Officers.   In July 2006, Lawson entered into Separation and Non-Compete Agreement and Mutual Release with Robert G. Barbieri. Under that agreement, six months after Mr. Barbieri’s resignation as executive vice president and chief financial officer on September 5, 2006, he received a severance payment of $600,000, less applicable taxes, which represented one times annual base salary and target incentive compensation. In July 2006, Lawson eliminated the position of chief operating officer which was held by Bertrand Sciard. On September 28, 2006, Lawson entered into a settlement agreement with Mr. Sciard, under which Lawson paid Mr. Sciard 1,740,600 Euros.

Tax and Other Considerations.   Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the chief executive officer, the chief financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. We may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other “performance based” criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Executive Compensation Changes for Fiscal 2008

The cash incentive compensation program for executive officers for fiscal 2008 includes only annual payouts. The Compensation Committee moved to an annual program to encourage management’s focus on longer term growth.

Based on the recommendation of the Compensation Committee, in June 2007, the Board approved an amendment to the Executive Change in Control Severance Pay Plan for Tier 1 Executives (“Tier 1 Plan”) to modify the definitions of “cause” and “good reason” (which take effect in June 2008) and require that any cash payments under the Tier 1 Plan be paid after the later of: (i) the expiration of the rescission period after signing a release or (ii) the end of the applicable waiting period required to be exempt from any excise tax payments under U.S. Internal Revenue Code Section 409A.

The Compensation Committee is currently evaluating the possible adoption of stock ownership objectives for directors and executive officers. If stock ownership objectives are adopted during fiscal 2008, compliance with those objectives would be phased in over the next few years.

Compensation Committee Report On Executive Compensation

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007, and this proxy statement.

COMPENSATION COMMITTEE

David R. Hubers, Chair

Dr. Romesh Wadhwani

Paul Wahl

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the SEC. During fiscal 2007, the following individuals served as members of our Compensation Committee: David R. Hubers, Dr. Romesh Wadhwani and Paul Wahl. Neither Mr. Hubers nor Mr. Wahl has ever served as an officer or employee of Lawson, nor does either of these individuals have any relationships with Lawson or any of our subsidiaries requiring disclosure under “Certain Transactions” above. As disclosed under “Certain Transactions” above, Dr. Wadhwani is a principal stockholder of both Symphony Services India and Lawson (indirectly through other companies affiliated with Symphony Services India). Effective April 27, 2007, one of our subsidiaries and Symphony Services India entered into the Non-Exclusive India Reseller Agreement discussed under “Certain Transactions” above. On July 31, 2007, we repurchased 2,857,143 shares of our common stock from affiliates of Dr. Wadhwani, as discussed under “Certain Transactions” above.

Compensation of Executive Officers

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefits programs. The table below presents compensation for the last fiscal year for the individuals who served as our chief executive officer and our chief financial officer during fiscal 2007, for each of the three other most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2007, for our former chief financial officer who resigned on September 5, 2006, and for one individual who served as an executive officer during fiscal 2007 and who would have been considered one of our three most highly compensated executive officers serving at the end of fiscal 2007 had he been serving as executive officer at that time (collectively, the “named executive officers”).

Summary Compensation Table

The table below summarizes the total compensation for each of our named executive officers during fiscal 2007:

	Fiscal	Base Salary		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Title	Year	($)(1)		($)(2)	($)(3)	($)(4)	($)(5)	Total
Harry Debes	2007	502,946		131,250	1,534,595	175,383	89,706	2,490,130
President and Chief Executive Officer
Robert A. Schriesheim	2007	284,372	(6)	—	658,508	95,043	29,833	1,067,756
Executive Vice President and Chief Financial Officer
James D. Anderson	2007	306,604		109,459	79,486	123,979	5,687	754,382
Executive Vice President—Global Services
Dean J. Hager	2007	266,003		35,574	281,115	86,085	12,006	667,823
Senior Vice President—Product Management
Bruce B. McPheeters	2007	281,228		41,057	173,636	58,750	10,689	565,360
Senior Vice President, Secretary, General Counsel
Robert G. Barbieri(9)	2007	117,948	(7)	—	126,810	15,000	615,699	875,457
Former Executive Vice President and Chief Financial Officer
Bertrand Sciard(10)	2007	111,678	(8)	—	158,528	47,741 (8)	2,235,055	2,553,002
Former Chief Operating Officer

(1)                These amounts are before any deferrals to the Lawson Software Profit Sharing and 401(k) Plan . No other salary deferral plans are available to the named executive officers.

(2)                These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended May 31, 2007, in accordance with SFAS No. 123(R), for stock-based incentive awards granted under our stock plans. The other assumptions used in calculating these amounts are set forth in Note 5, Stock-based Compensation, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007. We recognize compensation expense on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier).

(3)                These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended May 31, 2007, in accordance with SFAS No. 123(R), for stock options granted under our stock plans. The assumptions used in calculating these amounts are set forth in Note 5, Stock-based Compensation, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

(4)                We awarded bonuses based on the achievement of certain Company metrics and individual performance goals (OEBs) under our Executive Leadership Results Plan (ELRP), as discussed above under “Compensation Discussion and Analysis.” Accordingly, bonuses are disclosed under the “Non-Equity Incentive Plan Compensation” column of this table. Non-Equity Incentive Plan Compensation reflects cash incentives earned during the fiscal year, a portion of which will be paid out during the following fiscal year, under the ELRP.

(5)                These amounts include all other compensation as described in the following table:

	Retirement Plan Retirement Plan Contribution	Life and Long Term Disability Insurance Premiums	Financial Planning Reimbursement	ESPP stock purchase discounts	Separation Agreements		Other		Total
Name	($)(a)	($)(b)	($)(c)	($)	($)		($)		($)
Harry Debes	4,400	2,711	6,248	2,450	—		73,897	(f)(g)	89,706
Robert A. Schriesheim	—	723	—	—	—		29,110	(h)	29,833
James D. Anderson	4,400	1,287	—	—	—		—		5,687
Dean J. Hager	2,551	1,930	4,911	2,450	—		164		12,006
Bruce B. McPheeters	3,580	1,930	5,179	—	—		—		10,689
Robert G. Barbieri	—	1,447	3,960	276	600,000	(d)	10,016	(g)(i)	615,699
Bertrand Sciard	—	—	—	—	2,215,958	(e)	19,097	(i)	2,235,055

(a)                These amounts represent matching Company contributions to the Lawson Software Profit Sharing and 401(k) Retirement Plan.

(b)               These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000 and (ii) supplemental executive long-term disability insurance.

(c)                These amounts include reimbursement for personal estate and financial planning.

(d)               Mr. Barbieri received $600,000 severance after his resignation on September 5, 2006.

(e)                Mr. Sciard resigned as chief operating officer on September 7, 2006. As defined in his Settlement Agreement dated September 28, 2006, which was, in part, on the basis of the severance obligations under his amended employment agreement, he was paid 1,740,600 euros as severance which has been converted to US dollars using the average exchange rate for the month of September 2006. Mr. Sciard is also entitled to medical benefits for his family and certain insurance benefits for a period of 18 months following the date of his departure.

(f)                 Includes commercial airfare and incremental cost of food and activities related to spousal attendance at business functions.

(g)                Includes commercial airfare and incremental cost of food and activities related to incentive based travel programs.

(h)               Includes reimbursed travel and living expenses and related tax gross-ups as defined in Mr. Shriesheim’s employment agreement.

(i)                  Includes reimbursed legal expenses paid in connection with and defined in separation agreements.

(6)                Includes directors fees of $22,321 paid to Mr. Schriesheim during fiscal 2007 prior to October 5, 2006. Prior to October 5, 2006, Mr. Schriesheim was a non-management director and was compensated via directors fees in accordance with the directors fee schedule as explained in footnote (6) to the above Director Summary Compensation table. On October 5, 2006, Mr. Schriesheim became a Lawson employee and in addition to his continuing duties as a director, he assumed the position of executive vice president and chief financial officer of Lawson. Commencing October 5, 2006, Mr. Schriesheim was no longer compensated as a non-management director.

(7)                Mr. Barbieri resigned as executive vice president and chief financial officer on September 5, 2006. This amount represents his salary through his last day of employment and includes $39,486 in vacation pay.

(8)                Mr. Sciard resigned as chief operating officer on September 7, 2006. This amount represents his salary through his last day of employment and includes $48,802 in vacation pay. Mr. Sciard’s incentive compensation for the period from June 1, 2006 to the date of his separation on September 7, 2006 was defined per his settlement agreement dated September 28, 2006. Mr. Sciard’s compensation was paid in Euros. Euros were converted to U.S. Dollars at the average rates of exchange for the periods involved.

Grants of Plan-Based Awards

The table below summarizes for fiscal 2007 the cash incentive compensation targets under our Executive Leadership Results Plan and stock option and restricted stock unit (RSU) awards to each of our respective named executive officers during fiscal 2007:

											All Other	All Other
											Stock	Option
											Awards:	Awards:
				Grant Date	Estimated Future Payouts						Number	Number of	Exercise
				Fair Value	Under Non-Equity						of Shares	Securities	Or Base
				of Stock	Incentive Plan Awards (2)						of Stock	Underlying	Price of
	Award	Grant		And Option	Threshold		Target		Maximum		or Units	Options	Awards
Name	Type	Date		Awards(1)	($)		($)		($)		(#)(3)	(#)(4)	($/Sh)(4)
Harry Debes	ELRP	6/01/2006		—		(5)	503,516			(6)	—	—	—
Robert A. Schriesheim	Options	10/5/2006	(7)	4,162,455	—		—		—		—	1,000,000	7.53
	Options	6/1/2006	(8)	96,211	—		—		—		—	40,000	6.75
	ELRP	10/5/2006		—		(5)	261,542	(9)		(6)	—	—	—
James D. Anderson	Options	6/1/2006		315,926	—		—		—		—	100,000	6.75
	RSUs	6/1/2006		337,500	—		—		—		50,000	—
	ELRP	6/1/2006		—		(5)	250,000			(6)	—	—	—
Dean J. Hager	Options	6/1/2006		102,676	—		—		—		—	32,500
	RSUs	6/1/2006		109,688	—		—		—		16,250	—	6.75
	ELRP	6/1/2006		—		(5)	225,000			(6)	—	—	—
Bruce B. McPheeters	Options	6/1/2006		118,472	—		—		—		—	37,500	—
	RSUs	6/1/2006		126,563	—		—		—		18,750	—	—
	ELRP	6/1/2006		—		(5)	150,000			(6)	—	—	—
Robert G. Barbieri	ELRP	6/1/2006		—		(5)	300,000			(6)	—	—	—
Bertrand Sciard	ELRP	6/1/2006		—		(5)	383,700	(10)		(6)	—	—	—

     (1)      This column represents the grant date fair value of each equity award granted in fiscal 2007 computed in accordance with SFAS No. 123(R). The other assumptions used in calculating these amounts are set forth in Note 5, Stock-based Compensation, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

     (2)      Includes cash incentive compensation targets and potential payouts for fiscal 2007 under the ELRP. The targets and metrics for the ELRP are described above under “Compensation Discussion and Analysis.” Actual payouts under the ELRP for fiscal 2007 are described above in the Summary Compensation Table. Mr. Schriesheim’s targets were established on a pro rata basis based on his joining us as an executive officer on October 5, 2006.

     (3)      Restricted stock units (RSUs) cliff vest 100% three years after grant, subject to acceleration upon certain events.

     (4)      Non-qualified stock options have a term of ten years and become exercisable 25% after the first year, and 6.25% thereafter each quarter. The stock options granted on June 1, 2006 have an exercise price equal to the closing price of our common stock on May 31, 2006.

     (5)      As described above under “Compensation Discussion and Analysis,” the ELRP has different minimum thresholds, depending on the Company metrics or the individual OEBs. Under the terms of the ELRP, if the Company does not achieve the performance objectives established by the Compensation Committee, participants are not eligible to receive incentive cash compensation for that component of the ELRP.

     (6)      As described above under “Compensation Discussion and Analysis,” for each target percentage above 100% for annual non-GAAP revenue, annual license contracting and annual non-GAAP operating income, the respective annual payout component is increased by 4% (for example, if the annual Company metric was exceeded by 106%, the annual payout would be 124% for that metric). The maximum of the other ELRP payouts is 100% of target.

     (7)      Mr. Schriesheim received a grant of 1,000,000 nonqualified stock options when he became an employee and chief financial officer on October 5, 2007. Those stock options have an exercise price equal to the closing price of our common stock on October 4, 2006.

     (8)      Mr. Schriesheim was a non-employee, non-management director on June 1, 2006 and received a grant of 40,000 nonqualified stock options on that date as part of our outside director compensation program. Those stock options have an exercise price equal to the closing price of our common stock on May 31, 2006.

     (9)      When Mr. Schriesheim became an employee and chief financial officer on October 5, 2006, his annualized target incentive cash compensation under the ELRP for fiscal 2007 was $400,000. The target amount of $261,542 shown in the above table is the prorated portion of the $400,000 annualized target based on the period from October 5, 2006 through the end of fiscal 2007.

(10)      Annual target of 300,000 Euros converted to $383,700 U.S. dollars based on exchange rate on June 1, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2007:

	Option Awards						Stock Awards
									Market
		Number of		Number of				Number of	Value of
		Securities		Securities				Shares or	Shares or
		Underlying		Underlying				Units of	Units of
		Unexercised		Unexercised	Option			Stock That	Stock That
		Options		Options	Exercise	Option	Stock	Have Not	Have Not
	Option	Exercisable		Unexercisable	Price	Expiration	Award	Vested	Vested
Name	Grant Date	(#)		(#)	($)	Date	Grant Date (1)	(#)	($)(1)
Harry Debes	6/2/2005	1,000,000	(2)	1,500,000	5.95	6/2/2015	6/2/2005	50,000	459,000
Robert A. Schriesheim	6/1/2006	40,000	(3)	—	6.75	6/1/2013
	10/5/2006	—	(4)	1,000,000	7.53	10/5/2016
James D. Anderson	6/1/2006	—	(5)	100,000	6.75	6/1/2013	6/1/2006	50,000	459,000
Bruce B. McPheeters	6/1/2006	—	(5)	37,500	6.75	6/1/2013	6/1/2006	18,750	172,125
	1/17/2005	8,375	(6)	16,625	6.71	1/7/2015
	10/5/2004	42,625	(7)	23,375	5.84	10/5/2014
	6/24/2003	52,708	(8)	2,292	6.25	6/24/2013
	7/15/2002	31,500		—	5.20	7/15/2012
	9/27/2000	208,050		—	2.32	9/27/2010
	7/7/1999	181,663		—	2.25	7/7/2009
Dean J. Hager	6/1/2006	—	(5)	32,500	6.75	6/1/2013	6/1/2006	16,250	149,175
	1/17/2005	20,100	(6)	39,900	6.71	1/7/2015
	10/5/2004	74,270	(7)	40,730	5.84	10/5/2014
	6/24/2003	76,666	(8)	3,334	6.25	6/24/2013
	7/15/2002	33,750		—	5.20	7/15/2012
	2/16/2001	138,700		—	2.97	2/16/2011
	2/16/2001	69,350		—	2.97	2/16/2011
	9/27/2000	77,623		—	2.32	9/27/2010
Robert G. Barbieri	—	—		—	—	—	—	—	—
Bertrand Sciard	—	—		—	—	—	—	—	—

(1)             Market value of unvested restricted stock and restricted stock units equals the closing price of the common stock on NASDAQ at fiscal year end ($9.19) multiplied by the number of shares or units.

(2)             The stock options granted to Mr. Debes on June 2, 2005 expire 10 years after the date of grant, unless earlier terminated, and vested 20% on June 2, 2006 and thereafter vest 5% at the end of each fiscal quarter commencing with the quarter ended August 31, 2006, subject to acceleration upon certain events.

(3)             The stock options granted to Mr. Schriesheim on June 1, 2006, while a non-employee member of the board of directors, expire 7 years after the date of grant and vested immediately.

(4)             The stock options granted to Mr. Schriesheim on October 5, 2006 expires 10 years after the grant date, unless earlier terminated, vest 20% on November 1, 2007 and 5% on the first day of each calendar quarter thereafter during the second, third, fourth and fifth years after grant, subject to acceleration upon certain events.

(5)             The stock options granted to the other named executive officers on June 1, 2006 expire seven years after the date of grant, unless earlier terminated, and vest 25% on June 1, 2007 and 6.25% on each September 1, December 1, March 1 and June 1, commencing September 1, 2007 and ending June 1, 2010, subject to acceleration upon certain events.

(6)             The stock options granted to the named executive officers on January 17, 2005 expire ten years after the date of grant, unless earlier terminated, and the options not vested as of May 31, 2007 vest and first become exercisable on January 11, 2011, subject to acceleration of the vesting as follows: (a) 33% of the options vest if Lawson achieves certain client loyalty metrics as of

May 31, 2008, (b) 33.5% of the options vest if Lawson achieves certain revenue growth metrics as of May 31, 2008, and (c) 100% of the remaining unvested options vest upon certain other events as described in the option agreement.

(7)             The stock options granted to the other named executive officers on October 5, 2004 expire ten years after the date of grant, unless earlier terminated, and vest 1/48th per month starting November 1, 2004, subject to acceleration upon certain events.

(8)             The stock options granted to the other named executive officers on June 24, 2003 expire ten years after the date of grant, unless earlier terminated, and vest 1/48th per month starting August 1, 2003, subject to acceleration upon certain events.

Options Exercised and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our named executive officers during fiscal 2007:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Harry Debes	—	—	50,000	337,000
Dean J. Hager	152,000	789,506	—	—
Robert G. Barbieri	1,077,513	4,254,590	—	—

(1)          Value based on the closing market price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)          Value based on the closing market price of our common stock on the vesting date multiplied by the number of restricted shares vested.

Potential Payments Upon Termination of Employment or Change in Control of Lawson

Payments and benefits received by our named executive officers upon termination or in connection with a change in control are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination or change in control became effective as of the last business day of fiscal 2007. The actual amounts to be paid out can be determined only at the time of the named executive officers’ departure from Lawson or at the time of the change in control.

Lawson Software Profit Sharing and 401(k) Retirement Plan

The Company match under the Lawson Software Profit Sharing and 401(k) Plan vests at a rate of 25% per year during the four year period after the first year of service. Under that plan, if a participant dies, retires or becomes disabled, the Company match vests at a rate of 100%.

Stock Incentive Plans

Under our Amended and Restated 1996 and 2001 Stock Incentive Plans, and the applicable restricted stock unit (RSU) or stock option awards, unvested equity awards are treated as follows for our named executive officers:

Nature of Termination	Restricted Stock Units	Stock Options
Voluntary without Good Reason(1)	Forfeit	Forfeit
Voluntary with Good Reason	Forfeit	Forfeit, except for June 2005 grant to CEO and October 2006 grant to CFO which have one year acceleration
Involuntary for Cause(2)	Forfeit	Forfeit
Involuntary without Cause	Forfeit	Forfeit, except for June 2005 grant to CEO and October 2006 grant to CFO which have one year acceleration
Death, Disability or Retirement(3)	Pro rata portion vests	Fully vest, except for June 2005 grant to CEO which has one year acceleration
Change in Control(4)	Normal vesting continues	Pre-November 2004—50% vest Post-November 2004—normal vesting continues
Termination Without Cause or for Good Reason Within One Year after a Change in Control	Fully vest	Fully vest, except for June 2005 grant to CEO which has one year acceleration
Termination Without Cause or for Good Reason Between One and Two Years after a Change in Control	Fully vest	Pre-June 2005—forfeit, except for January 2005 grant which fully vests June 2005 grant to CEO has one year acceleration Post June 2005—fully vest

(1)          “Good Reason” generally means material diminution in duties or position, any reduction in salary or target bonus, relocation or material reduction of benefits.

(2)          “Cause” generally means a violation of Company policy (that has a material adverse effect on the Company), fraud or other intentional misconduct.

(3)          “Retirement” means voluntary termination at or after age 55, if the person has been employed by Lawson at least 10 years, or at or after age 62.

(4)          “Change in Control” generally means a change in the ownership of 50% or more of our common stock. Assumes that successor does not cancel RSUs or stock options.

If any unvested RSUs or stock options were to be terminated as of the time of a Change in Control, those equity awards would 100% vest.

Employment Arrangements

We have entered into the employment agreements with Messrs. Debes and Schriesheim. For each of Mr. Debes and Mr. Schriesheim, under his respective employment agreement, if his employment with us terminates due to his death or disability, if we terminate his employment without “cause” or if he terminates his employment for “good reason” (whether or not related to a change in control of Lawson), we are responsible for paying him executive severance benefits equal to 100% of his annual base salary and target annual incentive compensation at the time of termination plus a pro rata portion of his unpaid annual target bonus if the termination occurs during the second half of the fiscal year. We would also pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. Each employment agreement contains a provision restricting Mr. Debes’ or Mr. Schriesheim’s, as the case may be, ability to compete with us for a period of one year following termination of employment under certain circumstances, if the severance benefits are paid. Under these agreements, “cause” generally means a violation of Lawson company policy (that has a material adverse effect on Lawson), fraud or other intentional misconduct, or willful failure to materially perform employee’s responsibilities. “Good reason” generally means material diminution in duties, reporting responsibilities or title, Lawson’s failure to pay compensation under the employment agreement or Lawson’s breach of the employment agreement that is not timely cured. Based on the employment terms provided to Mr. McPheeters in 1999, if we terminate his employment other than for gross misconduct, we are obligated to provide him a one year severance package, including payment of 100% of his annual base salary. The severance payments under these arrangements would be paid in a lump sum after the later of: (i) the expiration of the rescission period provided for in the agreed terms of the release of claims by the employee or (ii) the end of the applicable waiting period required to be exempt from any excise tax payments under U.S. Internal Revenue Code Section 409A.

We do not have employment agreements pertaining to termination with the other named executive officers.

Executive Change in Control Severance Pay Plan for Tier 1 Executives

In January 2005, and with the advice of an outside compensation consultant, the Compensation Committee approved the Executive Change in Control Severance Pay Plan for Tier 1 Executives, referred to as the “Tier 1 Plan.” The Tier 1 Plan applies to each of our executive officers who is based in the United States, which includes all of our current named executive officers, referred to as “Tier 1 Executives.” Under the Tier 1 Plan, if within two years after a “Change in Control” of Lawson, a Tier 1 Executive is terminated (other than for cause) or leaves Lawson for good reason, then: (a) Lawson will pay the Tier 1 Executive two times his or her annual base salary and two times his or her yearly average earned or target incentive compensation (depending on the person’s years of service as described in the Tier 1 Plan), plus $18,000 for health benefits and $25,000 for outplacement, (b) Lawson will pay a pro rata portion of the Tier 1 Executive’s unpaid annual target bonus, (c) Lawson will pay the amount of any excise tax under Section 280G of the Internal Revenue Code and any other tax attributable to the payment of that excise tax. and (d) to be eligible to receive those payments, the Tier 1 Executive must sign a general release, a one year noncompetition agreement and agree to other restrictive covenants contained in the Tier 1 Plan. Any payments to a Tier 1 Executive under the Tier 1 Plan would be reduced by the amount of any other severance payments otherwise payable to that person under any other employment or severance agreement. We amended the Tier 1 Plan in June 2007 to modify the definitions of “cause” and “good reason” (which take effect in June 2008) and to require that any cash payments under the Tier 1 Plan be paid after the later of: (i) the expiration of the rescission period under applicable law after the Tier 1 Executive signs a release of claims or (ii) the end of the applicable waiting period required to be exempt from any excise tax payments under U.S. Internal Revenue Code Section 409A. Under the amended Tier 1 Plan:

•       “Cause” generally means a material violation of Lawson policy or employment agreement or willful injury to Lawson (not timely cured), fraud, embezzlement, criminal conduct (excluding a minor traffic violation) or failure to carry out principal responsibilities in good faith.

•       “Change in Control” generally means a change in the ownership of 50% or more of our common stock.

•       “Good reason” generally means a change in primary duties, a reduction in base pay, material adverse modification of incentive compensation program, certain relocations, a material breach by Lawson of an employment agreement with the executive or a failure to provide a change in control plan on at least as favorable terms after a particular event.

The following table shows the amount of the severance and termination benefits and the in-the-money value of stock options and RSUs if vesting accelerated as of May 31, 2007, calculated based on the closing price of our common stock on May 31, 2007 ($9.18 per share), the last trading day in fiscal 2007, assuming the triggering event occurred on that date:

Name	Death or Disability on 5/31/2007 ($)	Involuntary Not for Cause Termination on 5/31/2007 ($)		Voluntary Termination for Good Reason on 5/31/2007 ($)	Change in Control on 5/31/2007 (Without Termination of Employment and Successor Assumes Stock Options and RSUs) ($)	Change in Control on 5/31/2007 (Without Termination of Employment and Successor Cancels Stock Options and RSUs) ($)	Change in Control and Involuntary Not for Cause Termination or Voluntary Termination for Good Reason on 5/31/2007 ($)
Harry Debes	2,943,133	2,943,133		2,943,133	0	4,845,000	6,330,739
Robert A. Schriesheim	2,450,000	1,295,000		1,295,000	0	1,650,000	4,747,294
James D. Anderson	396,000	0		0	0	702,000	2,662,658
Dean J. Hager	373,058	0		0	72,902	326,703	1,517,066
Bruce B. McPheeters	274,351	286,871	*	0	42,394	304,314	1,302,746

*                     Paid if terminated other than for gross misconduct.

OTHER BUSINESS

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement, and we are not presently aware of any matter that may be presented at the meeting by others. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the 2008 Annual Meeting of Stockholders and to be included in our proxy statement for that meeting must be received in writing by the Corporate Secretary of Lawson at the address indicated above in accordance with all applicable rules and regulations of the SEC no later than May 16, 2008.

Under our Bylaws, a stockholder proposal not included in our proxy statement for the 2008 Annual Meeting of Stockholders is untimely and may not be presented in any manner at the 2008 Annual Meeting of Stockholders unless the Stockholder wishing to make the proposal follows the notice procedures set forth in our Bylaws, including delivering notice of the proposal in writing to the Corporate Secretary of Lawson at the address indicated on the first page of this proxy statement not later than May 16, 2008.

By Order of the Board of Directors

Bruce B. McPheeters
Corporate Secretary
September 7, 2007

Appendix A

LAWSON SOFTWARE, INC.

AUDIT COMMITTEE CHARTER

June 26, 2007

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•       Monitor the integrity of Lawson’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance.

•       Select and appoint Lawson’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to Lawson by Lawson’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

•       Monitor the independence and performance of Lawson’s independent auditors and internal auditing function.

•       Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by Lawson’s employees, regarding accounting, internal controls or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as officers and employees of Lawson. The Committee has the authority to retain, at Lawson’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. Lawson shall at all times make adequate provisions for the payment of all fees and other compensation, approved by the Committee, to Lawson’s independent auditors in connection with the issuance of its audit report, or to any consultants or experts employed by the Committee.

Committee Membership and Meetings

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Committee members shall meet the independence and experience requirements of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented). All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements at the time of their appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise and qualify as a “financial expert” in accordance with the requirements of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented). No member of the Committee shall have participated in the preparation of Lawson’s financial statements for the three fiscal years prior to their appointment to the Committee. Committee members shall be appointed by the Board. If a Committee Chair is not designated by the Board or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet privately in executive session at each meeting with management, the manager of internal auditing, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review Lawson’s financial statements and significant findings based upon the independent auditors’ review procedures.

Committee Responsibilities and Duties

Review Procedures

1.                Review Lawson’s annual audited financial statements prior to filing or release. Review should include discussion with management and the independent auditors of significant issues regarding critical accounting estimates, accounting principles, practices and judgments, including, without limitation, a review with the independent auditors of any auditor report to the Committee required under rules of the Securities and Exchange Commission (as may be modified or supplemented). Review should also include review of the independence of the independent auditors (see item 8 below) and a discussion with the independent auditors of the conduct of their audit (see item 9 below). Based on such review determine whether to recommend to the Board that the annual audited financial statements be included in Lawson’s Annual Report filed under the rules of the Securities and Exchange Commission.

2.                In consultation with management, the independent auditors and the internal auditors, consider the integrity of Lawson’s financial reporting processes and controls and the assessments to be filed under Section 404 of the Sarbanes Oxley Act. Discuss significant financial risk exposures and potential deficiencies and weaknesses of internal controls, and the steps management has taken to monitor, control and report such matters. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses. Review any significant changes to Lawson’s auditing and accounting policies. Resolve disagreements, if any, between management and the independent auditors.

3.                Review with financial management and the independent auditors Lawson’s quarterly financial statements prior to filing or release. The Committee may designate a member of the Committee to represent the entire Committee for purposes of this review.

4.                Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and cause the Charter to be approved at least once every three years in accordance with the regulations of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented).

Independent Auditors

5.                Lawson’s independent auditors are directly accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the independent auditors, annually appoint the independent auditors and approve any discharge of auditors when circumstances warrant.

6.                Approve the fees and other significant compensation to be paid to the independent auditors.

7.                Approve the independent auditors’ annual audit plan, including scope, staffing, locations and reliance upon management and internal audit department.

8.                On an annual basis, review and discuss with the independent auditors all significant relationships they have with Lawson that could impair the auditors’ independence. Such review should include receipt and review of a report from the independent auditors regarding their independence consistent with Independence Standards Board Standard I (as may be modified or supplemented). All engagements for non-audit services by the independent auditors must be approved by the Committee prior to the commencement of services. The Committee may designate a member of the Committee to represent the entire Committee for purposes of approval of non-audit services, subject to review by the full Committee at the next regularly scheduled meeting. Lawson’s independent auditors may not be engaged to perform prohibited activities under the Sarbanes-Oxley Act of 2002 or the rules of the Public Company Accounting Oversight Board or the Securities and Exchange Commission.

9.                Prior to filing or releasing annual financial statements, discuss the results of the audit with the independent auditors, including a discussion of the matters required to be communicated to audit committees in accordance with applicable accounting standards.

10.         Obtain from the independent auditors assurance that Section 10A of the Securities and Exchange Act has not been implicated.

11.         Consider the independent auditors’ judgment about the quality and appropriateness of Lawson’s accounting principles and critical accounting estimates as applied in its financial reporting.

Independent Audit Function and Legal Compliance

12.         Review the budget, plan, changes in plan, activities, organization structure and qualifications of Lawson’s internal audit department, as needed.

13.         Approve the appointment, performance and replacement of the internal audit manager or approve the retention of, and engagement terms for, any third party provider of internal audit services.

14.         Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

15.         On at least an annual basis, review with Lawson’s counsel, any legal matters that could have a significant impact on Lawson’s financial statements, Lawson’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

16.         Annually prepare the report to shareholders as required by the roles of the Securities and Exchange Commission to be included in Lawson’s annual proxy statement.

17.         Review and approve all related-party transactions.

18.         Perform any other activities consistent with this Charter, Lawson’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

19.         Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or to determine that Lawson’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which is the responsibility of management and the independent auditors. It is also the responsibility of management to assure compliance with laws and regulations and Lawson’s corporate policies with oversight by the Committee in the areas covered by this Charter.

Please	☐
Mark Here
for Address
Change or
Comments
See Reverse Side

1.	ELECTION OF DIRECTORS

	FOR all nominees	WITHHOLD
	listed (except as	AUTHORITY to vote
	marked to the	for all nominee(s)
	contrary below)	below

	☐	☐

Nominees: 01 Steven C. Chang, 02 Harry Debes, 03 Peter Gyenes, 04 David R. Hubers, 05 H. Richard Lawson, 06 Michael A. Rocca, 07 Robert A. Schriesheim, 08 Romesh Wadhwani, 09 Paul Wahl

Withheld for the nominees you list below:

(Write that nominee’s name in the space provided below.)

		FoR	AGainst	Abstain
2.	PROPOSAL TO RATIFY AND APPROVE APPOINTMENT OF	☐	☐	☐
PRICEWATERHOUSECOOPERS LLP as independent registered public accounting firm for the fiscal year ending May 31, 2008

3.	OTHER BUSINESS
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

http://www.proxyvoting.com/lwsn		1-866-540-5760

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	or	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

LAWSON SOFTWARE, INC.

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 18, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated September 7, 2007, hereby appoints Harry Debes and Barbara J. Doyle as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Lawson Software, Inc. held of record by the undersigned on August 30, 2007, at the Annual Meeting of Stockholders to be held on October 18, 2007 at Lawson Software Corporate Headquarters, Second Floor Hiawatha & Superior Meeting Rooms, 380 St. Peter Street, St. Paul, Minnesota, at 10:00 a.m. Central Time and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL NO. 1, AND FOR PROPOSAL NO. 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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